Exhibit 10.2
$400,000,000 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT
by and among
RPM INTERNATIONAL INC.
RPM LUX HOLDCO S.ÀR.L.
RPOW UK LIMITED
RPM EUROPE HOLDCO B.V.
RPM CANADA
TREMCO ILLBRUCK COATINGS LIMITED
RPM CANADA COMPANY
TREMCO ASIA PACIFIC PTY. LIMITED
and
The Other Foreign Borrowers From Time to Time Party Hereto, as the Borrowers,
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and
BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents
and
THE BANK OF NOVA SCOTIA and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Documentation Agents
and
PNC CAPITAL MARKETS LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
Dated as of January 5, 2011

TABLE OF CONTENTS

Page
1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions	1
1.2 Construction	23
1.3 Accounting Principles	24

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	24
2.1 Revolving Credit Commitments	24
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	27
2.3 Facility Fee	28
2.4 Revolving Credit Loan Requests; Swing Loan Requests	28
2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	29
2.6 Notes	31
2.7 Use of Proceeds	31
2.8 Letter of Credit Subfacility	32
2.9 Utilization of Commitments in Optional Currencies	39
2.10 Provisions Applicable to All Loans	41

3. RESERVED	42

4. INTEREST RATES	42
4.1 Interest Rate Options	42
4.2 Interest Periods	43
4.3 Interest After Default	43
4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available	44
4.5 Selection of Interest Rate Options	45
4.6 Interest Act (Canada) Disclosure	45
4.7 Canadian Usury Provision	45
4.8 Minimum Interest Clause for Swiss Borrowers	46

5. PAYMENTS	46
5.1 Payments	46
5.2 Pro Rata Treatment of Lenders	47
5.3 Sharing of Payments by Lenders	47
5.4 Presumptions by Administrative Agent	48
5.5 Interest Payment Dates	49
5.6 Voluntary Prepayments	49
5.7 Mandatory Prepayments; Cash Collateralization	51
5.8 Increased Costs	52

iii

iv

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 2.8.1	-	LETTERS OF CREDIT
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 8.2.4	-	AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER
EXHIBIT 1.1(L)	-	LENDER JOINDER
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.4.1	-	LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

v

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of January 5, 2011 and is made by and among RPM INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, to the extent permitted under this Agreement, the “Company”), RPM LUX HOLDCO S.ÀR.L., a limited liability company formed under the laws of Luxembourg (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Lux”), RPOW UK LIMITED, a limited liability company formed under the laws of England and Wales (together with its successors and assigns, to the extent permitted under this Agreement, “RPOW-UK”), RPM EUROPE HOLDCO B.V., a private company with limited liability formed under the laws of The Netherlands (together with its successors and assigns, to the extent permitted under this Agreement, “RPM-Europe”), RPM CANADA, a general partnership registered under the laws of the Province of Ontario (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Canada”), TREMCO ILLBRUCK COATINGS LIMITED, a limited company formed under the laws of England and Wales (together with its successors and assigns, to the extent permitted under this Agreement, “Tremco illbruck”), RPM CANADA COMPANY, an unlimited company formed under the laws of Nova Scotia (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Canada Company”), TREMCO ASIA PACIFIC PTY. LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (together with its successors and assigns, to the extent permitted under this Agreement, “Tremco”), and the other Foreign Borrowers from time to time a party hereto (each of the foregoing referred to herein as a “Borrower” and collectively referred to as the “Borrowers”), the LENDERS (as hereinafter defined) from time to time a party hereto, PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), PNC Capital Markets LLC, as a joint lead arranger and a joint bookrunner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a joint lead arranger and a joint bookrunner, and Wells Fargo Securities, LLC as a joint lead arranger and a joint bookrunner, Bank of America, N.A., as a co-syndication agent, Wells Fargo Bank, National Association, as a co-syndication agent, The Bank of Nova Scotia, as a co-documentation agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a co-documentation agent.
     The Borrowers have requested the Lenders to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $400,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1. CERTAIN DEFINITIONS
     1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
          Acceptable Insurer shall mean an insurance company that (i) is a Captive Insurance Company, (ii) has an A.M. Best rating of “A-” or better and being in a financial size category of X or larger (as such category is defined as of the date hereof) or (iii) is otherwise acceptable to the Required Lenders.
          Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.
          Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
          Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
          Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the then in effect Debt Rating and corresponding Tier Level according to the pricing grid on Schedule 1.1(A) below the heading “Standby Letter of Credit Fee” or “Commercial Letter of Credit Fee”, as applicable.
          Applicable Margin shall mean, as applicable:
          (A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “ Base Rate Spread”, or
          (B) the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”.
          Any change to the Debt Rating of the Company will immediately change the Applicable Margin as set forth above, effective on the date of such change in the Debt Rating.
          Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          Arrangers shall collectively mean PNC Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC
          Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
          Authorized Officer shall mean, with respect to any Borrower or the Company, as applicable, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Borrower or such other individuals, designated by written notice to the Administrative Agent from such Borrower, authorized to execute notices, reports and other documents on behalf of such Borrower required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
          Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus fifty basis points (0.5%), and (b) the Prime Rate, and (c) the Daily Euro-Rate, plus one hundred basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
          Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].
          Benefited Creditors shall mean, with respect to the Company’s obligations pursuant to Section 11, collectively, the Administrative Agent, the Arrangers, the Lenders, the Issuing Lender and PNC, as the Swing Loan lender, and the respective successors and assigns of each of the foregoing.
          Borrower Joinder shall mean a joinder by a Person as a Borrower under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(B).
          Borrowers shall mean the Company, RPM Lux, RPOW-UK, RPM-Europe, RPM Canada, Tremco illbruck, RPM Canada Company, Tremco, and the other Foreign Borrowers and any other Domestic Borrowers (and the successors and assigns of each of the foregoing to the extent permitted under this Agreement).
          Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
          Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

          Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
          Canadian Borrower shall mean any Borrower incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
          Capital Lease Obligations shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financing Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
          Captive Insurance Company shall mean any of First Continental Services Company or RSIF International Limited, each of which are wholly-owned (directly or indirectly) Subsidiaries of the Company, or any other captive insurance company that is a wholly-owned (directly or indirectly) Subsidiary of the Company.
          Cash Collateralize shall mean to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to Administrative Agent and each Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent
          Cash Management Agreements shall have the meaning specified in Section 2.5.6 [Swing Loans under Cash Management Agreements].
          CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
          Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.
          Closing Date shall mean January 5, 2011.
          Co-Documentation Agents shall collectively mean The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

          Co-Syndication Agents shall collectively mean Bank of America, N.A. and Wells Fargo Bank, National Association.
          Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          Commercial Letter of Credit shall mean a commercial letter of credit issued in respect of the purchase of goods or services in the ordinary course of business.
          Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.
          Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Company].
          Computation Date shall have the meaning specified in Section 2.9.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding; Repayment in Same Currency].
          Consolidated Subsidiaries shall mean the Subsidiaries of the Company other than the Excluded Subsidiaries.
          Daily Euro-Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day.
          Debt Rating shall mean the Company’s debt ratings accorded to the Company’s senior unsecured long-term debt by Standard & Poor’s, Moody’s and Fitch, which ratings shall be used to determine the margin set forth on the pricing grid on Schedule 1.1(A). If the Company is split-rated by the rating agencies, then Debt Rating shall mean the highest rating assigned by the aforementioned rating agencies; provided that, in the case that the ratings assigned by the rating agencies differ by two or more rating tiers, then the pricing set forth on Schedule 1.1(A) shall be based upon the tier which is one level below the tier corresponding to the highest rating assigned by the rating agencies.
          Defaulting Lender shall mean any Lender that, as determined by the Administrative Agent in its reasonable discretion, (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, (e) has notified the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or (f) has failed within three (3) Business Days after request by the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in Letters of Credit and Swing Line Loans; provided that a Lender shall no longer be a Defaulting Lender if it no longer meets the requirements of a Defaulting Lender pursuant to this definition, as determined by the Administrative Agent in its reasonable discretion.
          Disclosure Documents shall mean the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2010 and quarterly report on Form 10-Q for the quarterly period ended August 31, 2010, in each case as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
          Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
          Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.
          Domestic Borrowers shall mean the Borrowers which are organized under the laws of the United States of America, any State thereof or the District of Columbia.
          Drawing Date shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
          EBITDA shall mean for any period of four consecutive fiscal quarters, determined on a consolidated basis for the Company and its Consolidated Subsidiaries, (i) the sum of (A) net income of the Company and its Consolidated Subsidiaries (calculated before provision for income taxes, Interest Expense, extraordinary items, non-recurring gains or losses in connection with asset dispositions, income attributable to equity in affiliates, all amounts attributable to depreciation and amortization and non-cash charges associated with asbestos liabilities) for such period, (B) all non-cash charges related to the writedown or impairment of goodwill and other intangibles for such period, (C) non-cash charges related to or resulting from the bankruptcy filing of any Excluded Subsidiary for such period, (D) non-recurring expenses related to the acquisition of all or substantially all of the assets or capital stock (including by merger or amalgamation) of another Person (or, in the case of assets, of a business unit of a Person), not to exceed $10,000,000 in the aggregate for such period of four consecutive fiscal quarters, plus (E) non-cash charges in addition to those provided for in clauses (B) and (C) above, up to an aggregate amount of not more than $25,000,000 incurred in such period, minus (ii) the sum of

(A) cash payments made by the Company or any of its Consolidated Subsidiaries in respect of asbestos liabilities, for those payments which have not already been expensed in cash in the ordinary course of business (which liabilities include, without limitation, defense costs and indemnification liabilities incurred in connection with asbestos liabilities) during such period, and (B) non-cash gains for such period.
          Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
          Environmental Liabilities shall mean all liabilities in connection with or relating to the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Company and each Consolidated Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.
          Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.
          Equivalent Currency shall have the meaning specified in the definition of Equivalent Amount.
          ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrowers and are treated as a single employer under Section 414 of the Code.
          ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrowers or any ERISA Affiliate.
          ERISA Group shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code.
          Euro shall refer to the lawful currency of the Participating Member States.
          European Interbank Market shall mean the European interbank market for Euro operating in Participating Member States.
          Euro-Rate shall mean the following:
          (a) with respect to Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes hereof, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate with respect to Dollar Loans may also be expressed by the following formula:

Euro-Rate =	London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 — Euro-Rate Reserve Percentage

          The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Company on behalf of the Borrowers of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
          (b) with respect to Optional Currency Loans in currency other than Euro comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant Optional Currency are offered by leading banks in the Relevant Interbank Market), or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the relevant Optional Currency for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Relevant Interbank Market offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 — Euro-Rate Reserve Percentage
          The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Company on behalf of the Borrowers of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.
          (c) with respect to Optional Currency Loans denominated in Euro comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in Euro are offered by leading banks in the Relevant Interbank Market) or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in Euro for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:

Euro-Rate =	London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 — Euro-Rate Reserve Percentage
          The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Company on behalf of the Borrowers of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.
          Euro-Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).
          Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.
          Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
          Excluded Subsidiaries shall mean Specialty Products Holding Corp. and Bondex International, Inc. and each of their respective Subsidiaries so long in each case as such entities are deconsolidated from results of the Company.
          Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income taxes) or capital Taxes imposed on (or measured by) its taxable capital, in each case by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 5.9.1 [Payments Free of Taxes], and (d) in the case of a Foreign Lender (other than an Assignee pursuant to a request by the Company under Section 5.6.2 [Replacement of a Lender]), any United States federal withholding Taxes resulting from FATCA (other than as a result of a Change in Law), except to the extent imposed as a result of the Company not providing to the IRS the required documentation, certifications, or information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) or to the Administrative Agent such documentation, certifications, or information reasonably requested by the Administrative Agent.
          Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          Expiration Date shall mean, with respect to the Revolving Credit Commitments, the earlier of January 5, 2015, or the date the Revolving Credit Commitments are terminated or accelerated hereunder.
          Facility Fee shall mean the fees referred to in Sections 2.3 [Facility Fee].
          “FATCA” shall mean Sections 1471 through 1474 of the Code or any amendment or successor to any such Section, or any regulation or official interpretation thereof issued with respect thereto, so long as such amendment, successor, regulation, or interpretation is substantially similar to, the reporting or withholding obligations of Sections 1471 through 1474 of the Code as of the date of this Agreement with respect to payments to foreign entities that have dealings with United States Person or that are significantly owned by United States Persons.
          Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.
          Fitch shall mean Fitch Investors Service Inc. and its successors.
          Foreign Borrowers shall mean the Borrowers organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia.
          Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
          Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
          Guidelines shall mean, together, (i) Guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), (ii) Guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), (iii) Guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000) and (iv) Guideline S-02.122.2 in relation to deposits of April 1999 (Merkblatt “Kundenguthaben” von April 1999) in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration.
          Hazardous Substances shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having constituted elements displaying any of the foregoing characteristics, regulated under Environmental Laws.
          HMRC means HM Revenue & Customs.

          HMRC DT Treaty Passport scheme means the Double Taxation Treaty Passport scheme launched by HMRC for overseas corporate lenders.
          Increasing Lender shall have the meaning assigned to such term in Section 2.1.2(i) hereof.
          Indebtedness shall mean, as to any Person at any time (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) Guaranties of such Person of indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above.
          Indemnified Taxes shall mean Taxes other than Excluded Taxes.
          Indemnitee shall have the meaning specified in Section 12.3.2 [Indemnification by the Borrowers].
          Information shall mean all information received from the Company or any of its Consolidated Subsidiaries relating to the Borrowers or any of such Consolidated Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Company or any of its Consolidated Subsidiaries, provided that, in the case of information received from the Company or any of its Consolidated Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
          Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
          Interest Expense shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Consolidated Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense and any non-cash interest expense associated with accretive type debt instruments.
          Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3) or six (6) Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrowers are renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
          Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.
          Investments shall have the meaning assigned to it in Section 8.2.2 [Loans and Investments].
          IRS shall mean the Internal Revenue Service.
          Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrowers, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.
          Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.
          Lender Joinder shall mean a joinder by a lender under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(L).
          Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
          Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].
          Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3.3 [Disbursements, Reimbursement].

          Letter of Credit Fee shall have the meaning specified in Section 2.8.2 [Letter of Credit Fees].
          Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
          Letter of Credit Sublimit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].
          Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
          Liquid Investments shall mean (i) certificates of deposit maturing within 90 days of the acquisition thereof denominated in Dollars and issued by (A) a Lender (or its parent) or (B) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A- or higher by Standard & Poor’s or A3 or higher by Moody’s; (ii) obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue; (iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-1 from Standard & Poor’s or P-1 from Moody’s; and (iv) municipal and/or corporate bonds rated A or higher from Standard & Poor’s or higher from Moody’s.
          Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Notes, any Borrower Joinder, any Cash Management Agreements, any documents entered into with respect to a Letter of Credit and any other instruments, certificates or documents delivered in connection herewith or therewith.
          Loan Request shall have the meaning specified in Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests].
          Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.
          Material Adverse Effect shall mean (i) a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities (including, without limitation, tax and ERISA liabilities and Environmental Liabilities), business, operations, capitalization, shareholders’ equity, or franchises of the Company and its Consolidated Subsidiaries, taken as a whole; or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

          Moody’s shall mean Moody’s Investors Service, Inc. and its successors.
          Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
          Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrowers or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
          Netherlands Borrower shall mean any Borrower incorporated or otherwise organized under the laws of the Netherlands.
          New Lender shall have the meaning assigned to such term in Section 2.1.2(i) hereof.
          Non-Consenting Lender shall have the meaning specified in Section 12.1 [Modifications, Amendments or Waivers].
          Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
          Obligation shall mean any obligation or liability of any of the Borrowers, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.
          Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          Optional Currency shall mean the following lawful currencies: Canadian dollars, British pounds sterling, the Euro, Australian dollars, New Zealand dollars, Japanese yen, Swiss francs, and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.9.5 [Requests for Additional Optional Currencies]. Subject to Section 2.9.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

          Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.
          Participant has the meaning specified in Section 12.8.4 [Participations].
          Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
          Participation Advance shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
          Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
          Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit or cash collateralization of all Letters of Credit.
          PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
          Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
          Permitted Liens shall mean:
          (i) Liens existing on the Closing Date and securing Indebtedness in an aggregate principal amount not exceeding $15,000,000;
          (ii) Liens existing on other assets at the date of acquisition thereof or which attach to such assets concurrently with or within 90 days after the acquisition thereof, securing Indebtedness incurred to finance the acquisition thereof in an aggregate principal amount at any time outstanding not exceeding $35,000,000;

          (iii) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary of the Company or is merged or consolidated with or into the Company or one of its Consolidated Subsidiaries and not created in contemplation of such event;
          (iv) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this definition, provided that such Indebtedness is not increased and is not secured by any additional assets;
          (v) other Liens arising in the ordinary course of the business of the Company or such Consolidated Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, do not secure any obligation in an amount exceeding $25,000,000 in the aggregate and do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
          (vi) Liens not otherwise permitted by the foregoing clauses of this definition securing Indebtedness in an aggregate principal or face amount at any date not to exceed $40,000,000;
          (vii) Liens incurred pursuant to receivables securitizations and related assignments and sales of any income or revenues (including Receivables), including Liens on the assets of any Receivables Subsidiary created pursuant to any receivables securitization and Liens granted by the Company and its other Consolidated Subsidiaries on Receivables in connection with the transfer thereof, or to secure obligations owing by them, in respect of any such receivables securitization; provided that the aggregate principal amount of the investments and claims held at any time by all purchasers, assignees or other transferees of (or of interests in) Receivables from any Receivables Subsidiary, and other rights to payment held by such Persons, in all receivables securitizations shall not exceed $250,000,000;
          (ix) Liens imposed by any Official Body for Taxes (a) not yet due and delinquent or (b) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Borrower, provided that such Borrower shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;
          (x) carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts: (a) which are not overdue for a period of more than 30 days, or (b) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Borrower, provided that such Borrower shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

          (xi) statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation; and
          (xii) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent.
          Permitted Non-Qualifying Lender shall mean, as determined with respect to Swiss Borrowers, any bank, financial institution, trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, that:
(a)	is not a Qualifying Bank; and

(b)	by its accession to this Agreement as an additional Lender does not increase the number of Lenders that are not Qualifying Banks under this Agreement to a number that is greater than 10;
and which has not ceased to be a Lender or ceased to have any interest in any rights of a Lender hereunder, e.g. through a participation and/or a subparticipation.
          Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
          Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
          PNC shall mean PNC Bank, National Association, its successors and assigns.
          Post-Default Rate shall mean a rate per annum equal to the sum of 2% per annum from the time such Obligation becomes due and payable and until it is paid in full, plus the higher of (i) the rate of interest applicable under the Revolving Credit Base Rate Option and (ii) the rate of interest (if any) otherwise applicable to such Loan.
          Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
          Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the

Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
          Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
          Professional Market Party shall mean a “professional market party” (professionele marktpartij) within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and any regulations promulgated thereunder as amended or replaced from time to time.
          Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
          Qualifying Bank shall mean, with respect to Swiss Borrowers, any Person which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch by the banking laws in force in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity, in each case as per the Guidelines.
          Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.
          Receivables shall mean all accounts receivable of the Company or any of its Consolidated Subsidiaries (including any thereof constituting or evidenced by accounts, chattel paper, instruments or general intangibles), and rights (contractual and other) and collateral related thereto and all proceeds thereof.
          Receivables Subsidiary shall mean any special purpose, bankruptcy remote Consolidated Subsidiary of the Company that acquires, on a revolving or evergreen basis, Receivables generated by the Company or any of its Consolidated Subsidiaries and that engages in no operations or activities other than those related to receivables securitizations.
          Reference Currency shall have the meaning specified in the definition of Equivalent Amount.
          Reimbursement Obligation shall have the meaning specified in Section 2.8.3.1 [Disbursements, Reimbursement].

          Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          Release shall mean any discharge, emission or release, including a “RELEASE” as defined in CERCLA at 42 U.S.C. Section 9601(22). The term “Released” shall have a corresponding meaning.
          Relevant Interbank Market shall mean in relation to Euro, the European Interbank Market, and, in relation to any other currency, the London interbank market.
          Relief Proceeding shall mean, with respect to any Person, any proceeding seeking a decree or order for relief in respect of such Person in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
          Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).
          Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
          Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
          Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].
          Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
          Senior Officer shall mean the chief executive officer, president, chief financial officer, chief operating officer or treasurer of the Company.
          Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

          Significant Subsidiary shall mean at any time any Subsidiary of the Company, except Subsidiaries of the Company which, if aggregated and considered as a single Subsidiary at the time of occurrence with respect to such Subsidiaries of any event or condition of the kind described in Section 9.1.11 [Relief Proceedings] or Section 9.1.7 [Inability to Pay Debts] would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission; provided that for purposes of Section 8.1.1 [Preservation of Existence, Etc.] only, “Significant Subsidiary” shall mean at any time any Subsidiary which would meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission; provided however Significant Subsidiary shall specifically exclude Excluded Subsidiaries.
          Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.
          Statements shall have the meaning specified in Section 6.1.8(b)(i) [Information].
          Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
          Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.4 [Swing Loan Commitment] hereof in an aggregate principal amount up to $35,000,000.
          Swing Loan Lender shall mean PNC, in its capacity as Lender of Swing Loans pursuant to the Swing Loan Commitment.
          Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.
          Swing Loan Sublimit shall have the meaning assigned to such term in Section 2.1.4.1 [Swing Loans Generally].
          Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to Section 2.1.4 [Swing Loan Commitment] hereof.
          Swiss Bank Rules shall mean together the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

          Swiss Borrowers shall mean all Borrowers incorporated or otherwise organized under the laws of Switzerland, each of which shall be individually referred to herein as a Swiss Borrower.
          Swiss Federal Tax Administration means the Swiss federal tax administration referred to in Article 34 of the Swiss Withholding Tax Act.
          Swiss Ten Non-Bank Rule shall mean the rule that the aggregate number of Lenders and Participants in respect of Loans to any Swiss Borrower pursuant to this Agreement that are not Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.
          Swiss Tranche shall mean that portion of a Loan which can be used by a Swiss Borrower under this Agreement.
          Swiss Twenty Non-Bank Rule shall mean the rule that the aggregate number of lenders (including the Lenders), other than Qualifying Banks, of any Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement, facilities or private placements and intragroup loans, if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of August 1, 2010) must not at any time exceed twenty, all in accordance with the Guidelines.
          Swiss Withholding Tax shall mean the withholding tax (“Verrechnungssteuer”) imposed by the Swiss federal government on certain payments by Swiss residents to non-Swiss residents under Article 4 of the Swiss Withholding Tax Act.
          Swiss Withholding Tax Act shall mean the “Bundesgesetz über die Verrechnungssteuer” enacted into Swiss federal law.
          Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
          Unpaid Drawing shall mean, with respect to any Letter of Credit, the aggregate Dollar Equivalent Amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrowers.
          USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, Section, subSection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) Section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
     1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.8 [Information]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time,provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.
          2. REVOLVING CREDIT AND SWING LOAN FACILITIES
     2.1 Revolving Credit Commitments.
          2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender holding any Revolving Credit Commitment severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations, (ii) the aggregate Dollar Equivalent amount of Revolving Facility Usage shall not exceed the aggregate Revolving Credit

Commitments of the Lenders and (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.
          2.1.2 Discretionary Increase in Revolving Credit Commitments.
                 (i) Increasing Lenders and New Lenders. The Borrowers may, at any time, prior to the Expiration Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:
                     (a) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender;
                     (b) Defaults. There shall exist no Event of Default or, unless consented to by the Required Lenders, Potential Default on the date of such request and/or the effective date of such increase, either before or after giving effect to such increase;
                     (c) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed the lesser of (i) $500,000,000 or (ii) the sum of (A) the total Revolving Credit Commitments as in effect on the date of such request prior to giving effect to any requested increase, plus (B) $100,000,000 minus the amount of any prior increase to the Revolving Credit Commitments under this Section 2.1.2;
                     (d) Resolutions; Opinion. The Borrowers shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries (or foreign jurisdiction equivalent) with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by the Borrowers, and (2) opinions of domestic and foreign counsel (as applicable) in form satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Borrowers;
                     (e) Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender that shall so request a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment; provided that such replacement Note shall not be intended to constitute and shall not constitute a novation or satisfaction of the obligations represented by the prior Note.

                     (f) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld or conditioned) and the Company and shall not be (1) a Borrower or any Subsidiary or Affiliate of any Borrower or (2) a natural person. The Revolving Credit Commitments of any New Lenders and the increasing Revolving Credit Commitments of any Increasing Lenders, collectively, shall not be less than $25,000,000. The share of each New Lender located in or organized under the laws of the Netherlands in the Loans and the share of each New Lender hereunder in the Loans to a Netherlands Borrower shall initially be at least the Dollar Equivalent of EUR 50,000 (or such higher amount as may be required [at the time of new Lender becoming a party to this Agreement] in order for the New Lender to qualify as a Professional Market Party) or such New Lender shall otherwise qualify as a Professional Market Party, and each such New Lender shall confirm the foregoing on the date on which it becomes a New Lender hereunder by execution and delivery of its Lender Joinder and Assumption Agreement in which the New Lender confirms that it is a Professional Market Party.
                     (g) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least three (3) days before the effective date of such increase.
                     (h) New Lenders—Joinder. Each New Lender shall execute a Lender Joinder in substantially the form of Exhibit 1.1(L)pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such Lender Joinder.
                (ii) Treatment of Outstanding Loans and Letters of Credit.
                     (a) Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of such increase, at the request of the Administrative Agent, the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Borrowers’ indemnity obligations hereunder, or at the option of the Administrative Agent, the Lenders shall assign their Revolving Credit Loans to the Increasing Lenders in accordance with their Ratable Shares after giving effect to the increase in the Revolving Credit Commitments contemplated by this Section 2.1.2; provided that the Borrowers may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.1.2.
                     (b) Outstanding Letters of Credit. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

          2.1.3 Optional Reductions. The Company shall have the right to terminate or reduce the Commitments at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent at least three (3) Business Days prior to the relevant termination or reduction (which notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced); (ii) each partial reduction shall be in an aggregate amount equal to $10,000,000 or any greater multiple of $5,000,000 and (iii) no such reduction shall be permitted unless and until, in connection therewith, any mandatory prepayments required under Section 5.7 [Mandatory Prepayments] have been made. Notwithstanding the foregoing, such a notice of a complete reduction (non-partial) reduction of and termination of Commitments (and any corresponding notice of prepayment under Section 5.6) may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company by written notice to the Administrative Agent on or prior to the specified effective date stating that such condition has not been satisfied, subject, however, to the Company’s payment of any breakage compensation or other costs associated with such revoked notice. Once terminated or, subject to Section 2.1.2, reduced, the Commitments may not be reinstated.
          2.1.4 Swing Loan Commitment.
               2.1.4.1 Swing Loans Generally. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $35,000,000 (the “Swing Loan Sublimit”), provided that after giving effect to each such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments; and provided further that a Swing Loan shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.4.
               2.1.4.2 Notwithstanding any other provision hereof, as a condition to the making of any Swing Loan, if any Lender is at such time a Defaulting Lender hereunder, PNC may require that satisfactory arrangements with the Borrowers or such Defaulting Lender be entered into to eliminate PNC’s risk with respect to such Defaulting Lender (it being understood that PNC would consider the Borrowers or the Defaulting Lender providing cash collateral to secure the Defaulting Lender’s Ratable Share of the Swing Loans a satisfactory arrangement).
     2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
     2.3 Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitments, a nonrefundable facility fee (the “Facility Fee”) on the aggregate Revolving Credit Commitments, whether used or unused, for the period from the Closing Date until (but excluding) the Expiration Date; provided that, if such Lender continues to have any Revolving Credit Loans outstanding after its Revolving Credit Commitment terminates or expires, then such Facility Fee shall continue to accrue on the daily outstanding principal amount of such Lender’s Revolving Credit Loans from and including the date on which its Revolving Credit Commitment terminates or expires until the date on which such Lender ceases to have any Revolving Credit Loans outstanding. The accrued Facility Fees pursuant to this Section 2.3 shall be payable quarterly and on the date the Revolving Credit Commitments are terminated (and, if later, on the date the Revolving Credit Loans shall be repaid in their entirety); provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. The Facility Fee for a particular quarter shall be set forth on Schedule 1.1(A) under the column entitled “Facility Fee” and shall be based upon the Debt Rating of the Company as set forth thereon. The foregoing notwithstanding, any Facility Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Facility Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Facility Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
     2.4 Revolving Credit Loan Requests; Swing Loan Requests.
          2.4.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00 p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans in Dollars; (ii) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Canadian dollars or Euro or the date of conversion to or renewal of the Euro-Rate Option for Revolving Credit Loans denominated in Canadian dollars or Euro; (iii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in an Optional Currency (other than Revolving Credit Loans denominated in Canadian dollars or Euro) or the date of conversion to or renewal of the Euro-Rate Option for Revolving Credit Loans in an Optional Currency; and (iv) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of $1,000,000 (or the Dollar Equivalent thereof) and not less than $5,000,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Euro-Rate Option, and (y) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option; (ii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the applicable Borrowing Tranche; (iii) the currency in which such Loans shall be funded if the Borrowers are electing the Euro-Rate Option; (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche; and (v) which Borrower is requesting the Revolving Credit Loan. No Loan made in an Optional Currency may be converted into a Base Rate Loan, a Euro-Rate Loan or a Loan denominated in a different Optional Currency.
          2.4.2 Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request PNC to make Swing Loans in Dollars by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $500,000 with minimum increments thereafter of $250,000.
     2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
          2.5.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested Optional Currency (or in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in immediately available funds in Dollars or the requested Optional Currency (as applicable) at the Principal

Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent (or fails to remit such funds in the applicable Optional Currency) in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent].
          2.5.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          2.5.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, [Swing Loan Requests] fund such Swing Loan to the Borrowers in U.S. Dollars in immediately available funds at the Principal Office prior to 4:00 o’clock p.m. on the Borrowing Date.
          2.5.4 Repayment of Revolving Credit Loans. Subject to the limitations set forth in Section 12.14.2, the Borrowers, jointly and severally, shall repay in full the outstanding principal amount of the Revolving Credit Loans together with all outstanding interest thereon and all fees and other amounts owing under any of the Loan Documents relating thereto on the Expiration Date or upon the earlier termination of the Revolving Credit Commitments in connection with the terms of this Agreement.
          2.5.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations (to the extent applicable, calculated in Dollar Equivalents). Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
          2.5.6 Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.4.2 [Swing Loan Requests], PNC, as a Swing Loan Lender, may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Company and such Swing Loan Lender relating to the Company’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Company’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Company’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.4 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2. The Borrowers acknowledge and agree that each Borrower materially benefits from the arrangements made pursuant to Section 2.5.6 and the Cash Management Agreements, and each Borrower shall be jointly and severally liable, subject to Section 12.14 [Foreign Borrowers], for all Obligations, including without limitation, those arising from the operation of this Section.
     2.6 Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a Swing Loan Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment and the Swing Loan Commitment, as applicable, of such Lender.
     2.7 Use of Proceeds. The proceeds of the Loans shall be used (i) to refinance existing indebtedness for borrowed money, (ii) to finance working capital and capital expenditures; and (iii) for general corporate purposes (including the payment of fees and expenses related to the foregoing permitted purposes).

     2.8 Letter of Credit Subfacility.
          2.8.1 Issuance of Letters of Credit. Each of the Borrowers may at any time prior to the Expiration Date request the issuance of a standby letter of credit (a “Standby Letter of Credit”) or Commercial Letter of Credit (each a “Letter of Credit”) which may be denominated in either Dollars or an Optional Currency on behalf of itself or a Consolidated Subsidiary of the Company, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Borrower deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Borrower, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than 364 days after the Expiration Date and provided further that in no event shall (i) the Dollar Equivalent of the Letter of Credit Obligations exceed, at any one time, $100,000,000.00 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment. All letters of credit which are identified on Schedule 2.8.1 hereto, which shall consist of all letters of credit outstanding on the Closing Date, shall be deemed to have been issued under this Agreement, regardless of which Person is the applicant thereunder.
     If, three (3) days prior to the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrowers shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. Each Borrower hereby grants to Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.
     Notwithstanding any other provision hereof, no Issuing Lender shall be required to issue any Letter of Credit, if any Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into satisfactory arrangements with the Borrowers or such Defaulting

Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender (it being understood that the Issuing Lender would consider the Borrowers or the Defaulting Lender providing cash collateral to the Administrative Agent, for the benefit of the Issuing Lender, to secure the Defaulting Lender’s Ratable Share of the Letter of Credit, a satisfactory arrangement).
     Notwithstanding any other provision hereof, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it; or (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.
          2.8.2 Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Lenders (except for Defaulting Lenders) a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to ⅛% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the Dollar Equivalent daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
          2.8.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
               2.8.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender, in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made in a Dollar Equivalent amount of such Reimbursement Obligations by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               2.8.3.2 Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing, whereupon the Lenders shall (subject to Section 2.8.3 [Disbursements, Reimbursement]) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing; provided that no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Ratable Share of the Dollar Equivalent amount of the drawing. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such Drawing Date shall not relieve such Lender from its obligation under this Section 2.8.3.2.
               2.8.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8.3.
          2.8.4 Repayment of Participation Advances.
               2.8.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
               2.8.4.2 If the Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Borrower to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.
          2.8.5 Documentation. Each Borrower agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Borrower’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
          2.8.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

          2.8.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit issued in accordance with the terms of this Agreement, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under such Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
          (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Borrower may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
          (ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];
          (iii) any lack of validity or enforceability of any Letter of Credit;
          (iv) any claim of breach of warranty that might be made by any Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or Consolidated Subsidiaries of a Borrower and the beneficiary for which any Letter of Credit was procured);
          (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
          (vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
          (viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Borrower, unless the Issuing Lender has received written notice from such Borrower of such failure within three Business Days after the Issuing Lender shall have furnished such Borrower and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
          (ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Borrower or Subsidiaries of a Borrower;
          (x) any breach of this Agreement or any other Loan Document by any party thereto;
          (xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Borrower;
          (xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
          (xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
          (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          2.8.8 Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body. To the extent the Issuing Lender is not indemnified by the Borrowers, the Lenders will reimburse and indemnify the Issuing Lender, in proportion to their respective Ratable Shares, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against, or incurred by the Issuing Lender in performing its respective duties in any way related to or arising out of the Letter(s) of Credit issued by the Issuing Lender; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Issuing Lender or an Affiliate of the Issuing Lender.
          2.8.9 Liability for Acts and Omissions. As between any Borrower and the Issuing Lender, or the Issuing Lender’s Affiliates, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Borrower or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
          Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.
          2.8.10 Issuing Lender Reporting Requirements. Any Issuing Lender other than PNC shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party (if applicable), the original face amount (if any), and the expiration date of any Letter of Credit of such Lender outstanding at any time during the preceding month, and any other information relating to such Letters of Credit that the Administrative Agent may request.
     2.9 Utilization of Commitments in Optional Currencies.
          2.9.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.
          2.9.2 Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans. The Lenders shall be under no obligation to make the Revolving Credit Loans requested by the Borrowers which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its Revolving Credit Ratable Share of such Revolving Credit Loans in such Optional Currency. In the event the

Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same and the Lenders shall not make such Revolving Credit Loans requested by the Borrowers under their Loan Request.
          2.9.3 Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option. If the Borrowers deliver a Loan Request requesting that the Lenders renew the Euro-Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such Euro-Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Administrative Agent shall have so notified the Borrowers that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or Euro-Rate Option, at the Company’s option on behalf of the Borrowers (subject, in the case of the Euro-Rate Option, to compliance with Section 2.5 [Making Revolving Credit Loans, Etc.] and Section 4.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the Borrowers and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in an Optional Currency as of the applicable Computation Date with respect thereto and such Lender’s Revolving Credit Ratable Share thereof. Notwithstanding anything to the contrary herein, each of the Lenders party to this Agreement as of the Closing Date acknowledge and agree that, as of the Closing Date, such Lender can make Revolving Credit Loans denominated in Canadian Dollars, Euro and British Pounds Sterling. However, the Borrowers acknowledge and agree that the foregoing acknowledgement does not constitute a covenant, representation or warranty that such Lenders will be able to lend in such currencies on any particular date in the future.
          2.9.4 European Monetary Union.
               2.9.4.1 Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by any party hereto in such Optional Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.
               2.9.4.2 Additional Compensation Under Certain Circumstances. The Borrowers agree, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          2.9.5 Requests for Additional Optional Currencies. The Borrowers may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowers’ request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrowers’ request.
     2.10 Provisions Applicable to All Loans.
          2.10.1 Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to them by each Lender and Swing Loans made to them by PNC, together with interest thereon, shall be evidenced by a revolving credit Note or Swing Loan Note, as applicable, dated as of the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement), payable to the order of such Lender in a face amount equal to such Lender’s Revolving Credit Commitment and payable to the order of PNC in the face amount equal to the Swing Loan Commitment. Upon request to the Administrative Agent made prior to the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement), any Lender may elect to evidence the aggregate unpaid principal amount of all Revolving Credit Loans made by it, and PNC may elect to evidence the aggregate unpaid principal amount of all Swing Loans made by it, through the maintenance in the ordinary course of business of accounts or records, which accounts or records shall be available to the Administrative Agent to review promptly upon request, in lieu of receipt of original Notes. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent with respect to such matters, the accounts and records of the Administrative Agent shall control absent manifest error.
          2.10.2 Joint and Several Obligations. Subject to any limitations expressly set forth in Section 12.14 [Foreign Borrowers] with respect to Foreign Borrowers, all Obligations of the Borrowers are joint and several.
3. RESERVED
4. INTEREST RATES
     4.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, all Revolving Credit Loans made as part of the same Borrowing Tranche shall be made to the same Borrower and shall consist of the same Interest Rate Option, and the same Interest Period shall apply to such Loans that are part of the same Borrowing Tranche; provided that the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided further that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the Euro-Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrowers in such Optional Currency.
          4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate. Subject to Section 4.3 [Interest After Default], the Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans, provided that any Loan made in an Optional Currency shall bear interest at the Euro-Rate:
          (i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
          (ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin; provided, however, that in the case of a Revolving Credit Loan which is denominated in Canadian dollars, such rate per annum shall be calculated on the basis of a 365-day year.

          (iii) Swing Loans. Subject to Section 4.3 [Interest After Default], at the Borrower’s option, Swing Loans shall bear interest (A) at the Base Rate Option applicable to Revolving Credit Loans or, (B) at a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Daily Euro-Rate plus the Applicable Margin applicable to Revolving Credit Loans under the Euro-Rate Option.
          4.1.2 Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
     4.2 Interest Periods. At any time when the Borrowers shall select, convert to or renew a Euro-Rate Option, the Borrowers shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such Interest Rate Option with respect to a Loan in an Optional Currency denominated in Canadian dollars or Euro, four (4) Business Days prior to the effective date of such Interest Rate Option with respect to a Loan in any other Optional Currency, and in all other cases, three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:
          4.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Euro-Rate Option shall be in integral multiples of $1,000,000 and not less than $5,000,000; and
          4.2.2 Renewals. In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day, or such other day as agreed to by the Administrative Agent and the Company.
     4.3 Interest After Default. If an Event of Default has occurred which has not been cured or waived in writing in accordance with this Agreement, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Post-Default Rate, and (ii) the fees applicable to the Letter of Credit Obligations shall be increased by an additional 2% per annum in excess of the fees otherwise applicable thereto. In addition, if any Unpaid Drawing or any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by any Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at the Post-Default Rate.
          4.3.1 Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.
     4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
          4.4.1 Unascertainable. If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:
          (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or
          (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
          4.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
          (i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
          (ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
          (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
          4.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Euro-Rate Option or select an Optional Currency (as applicable) shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or

such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
     4.5 Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option, commencing upon the last day of the existing Interest Period.
     4.6 Interest Act (Canada) Disclosure. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period less than a full year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or the number of days in such other period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
     4.7 Canadian Usury Provision. If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
          (i) first, by reducing the amount or rate of interest; and

          (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).
     4.8 Minimum Interest Clause for Swiss Borrowers. The rates of interest provided for in this Agreement, insofar as they relate to the Swiss Tranche, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable by Swiss Borrowers at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax.
     Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, such parties agree that, in the event that (a) Swiss Withholding Tax is imposed on interest payments by any Swiss Borrower and (b) such Swiss Borrower is unable, solely by reason of the Swiss Withholding Tax Act, to comply with Section 5.9.1 [Payments Free of Taxes], then
          (i) the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment as provided for in Section 4.1 [Interest Rate Options] divided by (B) 1 minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of 1); and
          (ii) the Swiss Borrower shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above, (B) make the Tax deduction on the interest so recalculated and (C) all references to a rate of interest under the Agreement shall be construed accordingly.
     To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to Swiss Withholding Tax, at the Borrowers’ expense, the Parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the specific Swiss Borrower to obtain the tax ruling from Swiss Federal Tax Administration.
     All the other provisions of Section 5.9 [Taxes] shall otherwise apply except for the gross-up requirement provided for under Section 5.9.1 [Payments Free of Taxes].
5. PAYMENTS
     5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Facility Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars (unless specified otherwise herein) and in immediately available funds, and the Administrative

Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in case of Loans or other amounts due in Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.” All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.
     5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Facility Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Facility Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers solely with respect to Swing Loans shall be made by or to PNC according to Section 2.5.5 [Borrowings to Repay Swing Loans].
     5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
          (ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Consolidated Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
     Any Lender that fails at any time to comply with the provisions of this Section 5.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall, for the purposes of effecting the participations required by this Section 5.3, be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Borrowers. The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Borrowers to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 5.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Borrowers to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 5.3.
     5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments; Cash Collateralization] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
     5.6 Voluntary Prepayments.
          5.6.1 Right to Prepay. Each Borrower shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever any Borrower desires to prepay any part of the Loans, such Borrower shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans and at least four (4) Business Days prior to the date of prepayment of any Loans in an Optional Currency, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
     (w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
     (x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
     (y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Euro-Rate Option applies; and
     (z) the total principal amount of such prepayment, which shall be equal to (i) in the case of any Base Rate Loan, $1,000,000 (or Dollar Equivalent thereof), with minimum increments thereafter of $500,000 (or Dollar Equivalent thereof), (ii) in the case of any Euro-Rate Loan, $5,000,000 (or Dollar Equivalent thereof), with minimum increments thereafter of $1,000,000 (or Dollar Equivalent thereof), and (iii) in the case of any Swing Loan, $500,000, with minimum increments thereafter of $250,000 (prepayments of Loans with different Interest Rates or Interest Periods shall be deemed separate prepayments for the purposes of the foregoing).
               Except as set forth in Section 2.1.3 [Optional Reductions], all prepayment notices shall be irrevocable. Unless the prepayment notice is revoked in accordance with Section 2.1.3, the principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fails to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, and then to Loans to which the Euro-Rate Option applies which are not in Optional Currencies, and then to Loans in Optional Currencies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made, unless otherwise directed by the Administrative Agent. Revolving Credit Loan prepayments shall not result in a reduction of the Revolving Credit Commitments unless the Borrower have so elected pursuant to Section 2.1.3 [Optional Reductions], or as may otherwise be provided in this Agreement.
          5.6.2 Replacement of a Lender. In the event any Lender (a) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.], (b) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (c) is a Defaulting Lender, (d) becomes subject to the control of an Official Body (other than normal and customary supervision), or (e) is a Non-Consenting Lender referred to in Section 12.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.8 [Successors and Assigns];
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Law.
Solely with respect to circumstances described in Sections 5.6.2(a) through 5.6.2(c), a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, such circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Nothing in this Section 5.6 or in any other provision of this Agreement shall be deemed to prejudice any rights that the Borrowers may have against any Defaulting Lender.
     5.7 Mandatory Prepayments; Cash Collateralization.
          5.7.1 Mandatory Prepayments of Loans. If on any date (after giving effect to any other payments on such date)(A) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds the aggregate Revolving Credit Commitments, (B) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations, or (C) the Swing Loans outstanding exceed the Swing Loan Sublimit; then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of Loans and, after Loans have been paid in full, any Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in Section 5.6 [Voluntary Prepayments]; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Optional Currencies applicable to any of the Loans or unpaid drawings, then neither the applicable Borrower nor the Company shall be obligated to make a prepayment pursuant to this Section 5.7.1 unless and/or until (1) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds 105% of the aggregate of the Revolving Credit Commitments, or (2) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds 105% of such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations.
          5.7.2 Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans denominated in Dollars and subject to a Euro-Rate Option, then to Loan of Optional Currencies subject to the Euro-Rate Option, and the Borrowers will be subject to the indemnity obligations set forth in Section 5.8 [Increased Costs] and Section 5.9 [Taxes]. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.
          5.7.3 Cash Collateralization. If on any date the Dollar Equivalent of Letter of Credit Obligations exceeds the Letter of Credit Sublimit, then the Issuing Lender shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the Reimbursement Obligations of the Issuing Lender hereunder in respect of Letters of Credit; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Optional Currencies applicable to any of the Letter of Credit Obligations, then the Issuing Lender shall not be obligated to make a cash payment to the Administrative Agent pursuant to this Section 5.7.3 unless and/or until such Letter of Credit Obligations equal or exceed 105% of the Letter of Credit Sublimit.

          5.7.4 Application of Prepayments. All prepayments pursuant to this Section 5.7 shall be applied to reduce the Revolving Credit Loans (without a permanent corresponding Revolving Credit Commitment reduction unless otherwise provided in this Agreement).
          5.7.5 No Deemed Cure. The payment of any mandatory prepayment as required by this Section 5.7 shall not be deemed to cure any Event of Default caused under another provision of this Agreement by the same occurrence which gave rise to the mandatory prepayment obligation under this Section.
     5.8 Increased Costs.
          5.8.1 Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Euro-Rate) or the Issuing Lender;
          (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the Euro-Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
          (iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the Euro-Rate Option made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the Euro-Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          5.8.2 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of

Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and setting forth in reasonable detail the calculations necessary to determine such amount or amounts, and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          5.8.4 Delay in Requests. Each Lender agrees to promptly give the Borrowers notice of any demand for compensation pursuant to this Section. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
          5.8.5 Designation of Alternate Lending Office. If any Lender requests compensation under this Section 5.8, or if any Borrower is required to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 or 5.9, as applicable, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     5.9 Taxes.
          5.9.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives a net payment equal to the amount it would have received had no such deductions or withholdings been made, (ii) the Borrowers shall make such deductions and withholdings and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law. For the avoidance of doubt, Borrowers’ obligations hereunder shall apply regardless of whether the Indemnified Taxes or other Taxes are an obligation of any Borrower or of any Lender. Each Foreign Borrower undertakes to provide the Administrative Agent, promptly upon request, with such documents as may be reasonably necessary under any Law or treaty for the availability of any relief from a foreign jurisdiction withholding or other applicable tax.
     Each Lender participating in any Loan to a Swiss Borrower represents and warrants as of the date of this Agreement that it is a Qualifying Bank or, if participating in any Loan as a Permitted Non-Qualifying Lender, that any information given by it to all Swiss Borrowers to determine whether they would constitute one (1) person only for the purposes of the Swiss Bank Rules is accurate in all material respects and each Lender becoming a Lender by assignment or transfer under Section 12.8.2 [Assignments by Lenders] shall represent and warrant as of the effective date of such assignment or transfer that it is a Qualifying Bank by delivery of its Assignment and Assumption Agreement or, if it is a Permitted Non-Qualifying Lender, that any information given by it to the Swiss Borrowers to determine compliance with the Swiss Bank Rules is accurate in all material respects.
          5.9.2 Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrowers shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
          5.9.3 Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          5.9.4 Evidence of Payments. Within thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Borrowers to an Official Body, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          5.9.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender fails to comply with the provisions in this Section 5.9, then the Company shall not have any obligation to increase the sum payable to such Lender pursuant to Section 5.9 [Taxes] or to indemnify such Lender pursuant to this Section 5.9 for Taxes (included related penalties, interest and expenses) imposed by the United States or any political subdivision thereof.
          If the Administrative Agent, any Lender or the Issuing Lender, determines in its sole discretion, that it has received a refund of any taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 5.9, it shall pay over such refund to such Borrower within thirty (30) days after receipt of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 5.9 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender or the Issuing Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding the foregoing, none of the Lenders or the Administrative Agent shall be obligated to pursue such refund, if in its sole good faith judgment, such action would be disadvantageous to it. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.
          Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
          (ii) two (2) duly completed valid originals of IRS Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two (2) duly completed valid originals of IRS Form W-8BEN,
          (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or
          (v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
     If a payment made to a Lender under this Agreement would not be subject (in whole or in part) to U.S. federal withholding tax imposed by FATCA if such Lender were to comply with the applicable reporting or disclosure requirements of FATCA (including, but not limited to, those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Company or Administrative Agent, such documentation or certifications prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation or certifications reasonably requested by the Company or Administrative Agent as may be necessary for the Company or Administrative Agent to comply with its obligations to withhold or report under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount (if any) to deduct and withhold from such payment.
          5.9.6 Lenders’ Cooperation in Tax Matters. Promptly upon request by the Administrative Agent, at the Borrowers’ expense, each of the Lenders agrees to cooperate in completing any procedural formalities necessary for any Borrower to obtain authorization to make any payments under this Agreement without any deduction or withholding for or on account of taxes from a payment under a Loan Document. Each of the Lenders further agrees to provide such information as any Swiss Borrower may reasonably request from time to time to determine such Swiss Borrower’s compliance with Swiss Bank Rules.
          Within thirty (30) days after request by any Lender that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply to this Agreement, the Company shall file a duly completed form DTTP-2 [Notification of a loan from a Double Taxation Treaty Passport Holder] in respect of such Lender, with HM Revenue and Customs and shall promptly provide Lender with a copy of that filing.
     5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
          (i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
          (ii) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or
          (iii) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder.
          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
     5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.4 [Swing Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the

Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on the dates in which any optional or mandatory prepayments are made hereunder and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.4 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.
6. REPRESENTATIONS AND WARRANTIES
     6.1 Representations and Warranties. The Borrowers, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
          6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each of the Company and its Consolidated Subsidiaries (i) is a corporation, partnership or limited liability company (or foreign jurisdictional equivalent) duly organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, (ii) has all requisite corporate, partnership or limited liability company (or foreign equivalent) power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in the case of such licenses, authorizations, consents and approvals, where the failure to obtain them would not have a Material Adverse Effect; and (iii) is duly licensed or qualified and in good standing (or foreign jurisdictional equivalent) in each jurisdiction where such licensing or qualification is required, except where the failure to be licensed, qualified or in good standing will not result in a Material Adverse Effect. No Event of Default or Potential Default exists or is continuing.
          6.1.2 Consolidated Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 is a complete and correct list, as of the date of this Agreement, of all Consolidated Subsidiaries of the Company and of all Investments held by the Company or any of its Consolidated Subsidiaries in any material joint venture or other similar Person. The Company owns, free and clear of Liens, all outstanding shares of its Consolidated Subsidiaries and all such shares are validly issued, fully paid and non-assessable (except in the case of RPM Canada Company) and the Company (or the respective Consolidated Subsidiary of the Company) also owns, free and clear of Liens, all such Investments.
          6.1.3 Corporate Action. Each Borrower has all necessary corporate, partnership or limited liability company (or foreign equivalent) power, as applicable, and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, partnership or limited liability company (or foreign equivalent) action, as applicable; and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of such Borrower and, on the Closing Date, each of the other Loan Documents to which the Borrowers are to be a party will constitute their legal, valid and binding obligation, in each case enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement or creditors’ rights generally and by general equitable principles.
          6.1.4 No Breach. Neither the execution and delivery of this Agreement or the other Loan Documents by any Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a breach of, or require any consent under, the Organizational Documents of the Company or any of its Consolidated Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any Loan Document or other material agreement or instrument to which the Company or any of its Consolidated Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Consolidated Subsidiaries pursuant to the terms of any such agreement or instrument.
          6.1.5 Litigation. Except as disclosed in the Disclosure Documents, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Consolidated Subsidiary of such the Company which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any material provision of any Loan Document. The disclosure of litigation to the Lenders pursuant to this Section does not necessarily mean that such litigation is of the type described in this Section or that the Company believes that such litigation has any merit whatsoever.
          6.1.6 Approvals. Each of the Company and its Consolidated Subsidiaries has obtained all material authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the execution, delivery or performance by it of any Loan Document to which it is a party, or for the validity or enforceability thereof.
          6.1.7 Margin Stock. None of the Company or any Consolidated Subsidiaries of the Company engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of

Governors of the Federal Reserve System. None of the Borrowers or any Consolidated Subsidiary of any Borrower holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Borrower or any Consolidated Subsidiary of any Borrower are or will be represented by margin stock.
          6.1.8 Information.
     (a) Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.
     (b) Without limiting the generality of paragraph (a):
          (i) The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of May 31, 2010 and the audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended May 31, 2010 (collectively, the “Statements”) have been prepared in accordance with GAAP consistently applied. The Statements fairly present the financial position of the Company and its Consolidated Subsidiaries as of May 31, 2010 and the results of their operation and their cash flows for the fiscal year ended May 31, 2010 in conformity with GAAP.
          (ii) The unaudited balance sheet of the Company and its Consolidated Subsidiaries as of August 31, 2010 and the unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months then ended have been prepared in accordance with GAAP consistently applied, and fairly present the financial position of the Company and its Consolidated Subsidiaries as of August 31, 2010 and the results of their operations and their cash flows for the three months then ended in conformity with GAAP (subject to normal year-end adjustments).
          (iii) The Company and its Consolidated Subsidiaries did not on the date of the balance sheet referred to in clause (i) above, and will not on the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.
     (c) The Company has disclosed to the Lenders in writing any and all facts (other than general economic or industry conditions) which have or may have a Material Adverse Effect.
     (d) Since May 31, 2010, no event has occurred and no condition has come into existence which has had, or is reasonably likely to have, a Material Adverse Effect.
          6.1.9 Taxes. All federal, state, provincial, local and other material tax returns required to have been filed with respect to the Company and each Consolidated Subsidiary of the Company have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges may be contested as permitted by Section 8.1.2 [Payment of Liabilities, Including Taxes, Etc.]. There are no material tax disputes or contests pending as of the Closing Date. The charges, accruals and reserves on the books of the Company and its Consolidated Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.
          6.1.10 Ownership and Use of Properties. Each of the Company and each Consolidated Subsidiary of the Company will have on the Closing Date and at all times thereafter, legal title or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal, and all franchises, licenses, copyrights, patents and know-how which is material to the operation of its business to be conducted.
          6.1.11 Anti-Terrorism Law Compliance. Neither the Company nor any of its Consolidated Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA PATRIOT Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with the Company or any of its Consolidated Subsidiaries.
          6.1.12 Investment Company Act. Neither the Company nor any of its Consolidated Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of said Act.
          6.1.13 ERISA Compliance. (i) The Company and each member of the ERISA Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Neither the Company nor any member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).
          6.1.14 Environmental Matters. Except as disclosed in the Disclosure Documents, neither the Company nor any of its Consolidated Subsidiaries has (i) failed to obtain any permits, certificates, licenses, approvals, registrations and other authorizations which are required under any applicable Environmental Law where failure to have any such permit, certificate, license, approval, registration or authorization would have a Material Adverse Effect; (ii) failed to comply with the terms and conditions of all such permits, certificates, licenses, approvals, registrations and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any notice or demand letter from any regulatory authority issued, entered, promulgated or approved thereunder where failure to comply would have a Material Adverse Effect; or (iii) failed to conduct its business so as to comply in all respects with applicable Environmental Laws where failure to so comply would have a Material Adverse Effect. The disclosure of any failure or alleged failure to the Lenders pursuant to this Section does not necessarily mean that such failure is of the type described in this Section or that any such allegations has any merit whatsoever.
     7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Borrowers of their Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
     7.1 First Loans and Letters of Credit.
          7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
          (i) A certificate of the Company signed by an Authorized Officer of the Company, dated the Closing Date stating that (A) all representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects, (B) the Borrowers are in compliance with each of the covenants and conditions hereunder, (C) no Event of Default or Potential Default exists and (D) there is no litigation or proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Consolidated Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
          (ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary or Director of each of the Borrowers, certifying as appropriate as to: (a) all action taken by each Borrower in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing (or foreign jurisdictional equivalent in each jurisdiction where such certification is required) of each Borrower in each state where organized or qualified to do business;
          (iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer;
          (iv) Opinions of counsel for each of the Borrowers, dated the Closing Date, each in form and substance acceptable to the Administrative Agent and the Lenders;
          (v) A duly completed Compliance Certificate as of the last day of the fiscal quarter of Company most recently ended prior to the Closing Date, signed by an Authorized Officer of the Company;

          (vi) Evidence that the Credit Agreement dated as of December 29, 2006 among the Borrowers, the other foreign borrowers a party thereto, the lenders a party thereto and PNC, as successor in interest to National City Bank, as administrative agent, has been terminated, and all outstanding obligations thereunder have been paid and all Liens securing such obligations have been released;
          (vii) a completed and executed Loan Request from the Borrowers in substantially the form of Exhibit 2.5.1 [and Swing Loan Request from the Borrowers in substantially the form of Exhibit 2.5.2]; and
          (viii) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request, including all information required under applicable “Know-Your-Customer” and anti-money laundering rules and regulations, including the U.S. PATRIOT Act.
          7.1.2 Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
          7.1.3 Due Diligence. All legal details and proceedings in connection with the transactions contemplated by this Agreement, the Notes and all other Loan Documents, including, but not limited to, the business, legal, accounting and financial due diligence with respect to the Borrowers, shall be in form and scope satisfactory to the Administrative Agent and the Lenders.
     7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) all representations, warranties of the Loan Parties under Article 6, other than the representation and warranty in Section 6.1.8(d), shall then be true and correct in any respect (in the case of any representation or warranty containing a materiality qualification) or in any material respect (in the case of any representation of warranty without any materiality qualifications) (except representations and warranties which expressly relate to an earlier date or time, which representations or warranties shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Borrower or Consolidated Subsidiary of any Borrower or any of the Lenders, and (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be or telephonic notice of such request pursuant to Section 2.4.1 [Revolving Credit Loan Requests].
8. COVENANTS
     The Borrowers, jointly and severally, covenant and agree that until Payment In Full, the Borrowers shall comply at all times with the following covenants:

     8.1 Affirmative Covenants.
          8.1.1 Preservation of Existence, Etc. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company (or foreign equivalent) and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, provided that nothing herein shall prevent (i) the consolidation or merger (and resulting dissolution) of any Consolidated Subsidiary of the Company into the Company so long as the Company is the surviving corporation, (ii) the consolidation or merger of any Consolidated Subsidiary of the Company into any other Consolidated Subsidiary of the Company so long as, in the case of such mergers or consolidations involving one or more Foreign Borrowers, either (A) a Foreign Borrower is the surviving entity, or (B) to the extent a Foreign Borrower is not the surviving corporation, such Foreign Borrower has been released in accordance with Section 12.15.2 [Release of Foreign Borrowers], (iii) the sale of any Consolidated Subsidiary of the Company which is not a Significant Subsidiary so long as, in the case of any Foreign Borrower, such Foreign Borrower has been released in accordance with Section 12.15.2 [Release of Foreign Borrowers], (iv) the sale of any Consolidated Subsidiary of the Company as long as such Consolidated Subsidiary remains a Consolidated Subsidiary of the Company, (v) the termination of corporate, partnership or limited liability company (or foreign equivalent) existence, dissolution or abandonment by the Company of any Consolidated Subsidiary which is a not a Significant Subsidiary so long as, in the case of any Foreign Borrower, such Foreign Borrower has been released in accordance with Section 12.15.2 [Release of Foreign Borrowers], (vi) the termination of partnership or limited liability company (or foreign equivalent) existence or dissolution by the Company or any Consolidated Subsidiary so long as such termination of partnership or limited liability company (or foreign equivalent) or dissolution is effectuated between Consolidated Subsidiaries of the Company and, in the case of any Foreign Borrower, such Foreign Borrower has been released in accordance with Section 12.15.2 [Release of Foreign Borrowers], and (vii) any sale, lease or transfer of assets not prohibited by Section 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions].
          8.1.2 Payment of Liabilities, Including Taxes, Etc. Each Borrower shall, and the Company shall cause each of its Consolidated Subsidiaries to, duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien upon the property of such Borrower or such Consolidated Subsidiary, provided that neither the Borrowers nor the Company’s Consolidated Subsidiaries shall be required to pay any such taxes, assessments or charges, levy or claim the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders.
          8.1.3 Maintenance of Insurance. The Company shall, and shall cause each of its Consolidated Subsidiaries to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by companies of established repute engaged in the same or similar businesses, owning similar properties and located in the same general areas as the Company and its Consolidated Subsidiaries.
          8.1.4 Maintenance of Properties and Leases. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted and having regard to the condition of such properties at the time such properties were acquired by such Borrowers) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.
          8.1.5 Visitation Rights. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Borrower, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent. Absent an Event of Default, such visits and inspections shall be limited to one time per year. Any Lender may accompany the Administrative Agent on such visitation or inspection. All such inspections shall be on a Business Day during normal business hours.
          8.1.6 Keeping of Records and Books of Account. The Borrowers shall, and shall cause each Consolidated Subsidiary of the Borrowers to, maintain and keep proper books of record and account which enable the Company and its Consolidated Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Consolidated Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
          8.1.7 Compliance with Laws. The Company shall, and shall cause each of its Consolidated Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect except where contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders.
          8.1.8 Litigation. The Company will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of all litigation and of all legal or arbitral proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Consolidated Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          8.1.9 Environmental Matters. The Company will promptly give to the Lenders notice in writing of any complaint, order citation, notice or other written communication from any Person with respect to, or if the Company becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or Environmental Liability at, upon, under or within any property now or previously owned, leased, operated or used by the Company or any of its Consolidated Subsidiaries or any part thereof, or due to the operations or activities of the Company, any Consolidated Subsidiary on or in connection with such property or any part thereof (including receipt by the Company or any Consolidated Subsidiary of any notice of the happening of any event involving the Release of a reportable quantity under any applicable Environmental Law or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law or any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     8.2 Negative Covenants.
          8.2.1 Negative Pledge. The Company will not, and will not permit any of its Consolidated Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except Permitted Liens.
          8.2.2 Loans and Investments. The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time make or suffer to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein referred to as “Investments”), except:
          (i) operating deposit accounts;
          (ii) investments made under Cash Management Agreements;
          (iii) Liquid Investments;
          (iv) subject to Section 8.2.4 [Affiliate Transactions], Investments in accounts and notes receivable acquired in the ordinary course of business as presently conducted;
          (v) Investments existing on the Closing Date in Consolidated Subsidiaries or joint ventures, and Investments after the Closing Date by the Captive Insurance Companies in the ordinary course of its business;
          (vi) Investments not otherwise permitted by the foregoing clauses of this Section 8.2.2 in Consolidated Subsidiaries (other than Receivables Subsidiaries) of the Company and in Persons which become Consolidated Subsidiaries of the Company as the result of such Investments;
          (vii) Investments not otherwise permitted by the foregoing clauses of this Section 8.2.2 in joint ventures in an aggregate amount not to exceed $125,000,000;
          (viii) Investments comprised of capital contributions, loans or deferred purchase price (whether in the form of cash, a note or other assets) to any Receivables Subsidiary or of residual interests in any trust formed to facilitate any related receivables securitization; and
          (ix) Investments not otherwise permitted by the foregoing clauses of this Section 8.2.2 in an aggregate amount not to exceed $20,000,000.
          8.2.3 Liquidations, Mergers, Consolidations, Acquisitions. No Borrower shall:
     (i) consolidate or merge with or into another Person, except that, subject to clause (iii) below, any Borrower may consolidate or merge with another Person if (A) such Borrower is the entity surviving such merger and (B) immediately after giving effect to such consolidation or merger, no Event of Default or Potential Default shall have occurred and be continuing,
     (ii) sell, lease or otherwise transfer, directly or indirectly, in one transaction or a series of related transactions, all or substantially all of its business or assets; provided that any Borrower other than the Company may sell, lease or transfer all or substantially all of its business or assets to the Company, any other Borrower or any wholly-owned Consolidated Subsidiary of the Company, or
     (iii) nothing herein shall prevent any of the transactions or events permitted under clauses (i) — (vii) of Section 8.1.1 [Preservation of Existence, Etc.]
          8.2.4 Affiliate Transactions. Except as set forth on Schedule 8.2.4 or as otherwise expressly permitted by this Agreement, the Company will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly,: (i) make any Investment in an Affiliate of the Company (other than a Consolidated Subsidiary of the Company); (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Company (other than a Consolidated Subsidiary of the Company); (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate of the Company (other than a Consolidated Subsidiary of the Company); or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Company (other than a Consolidated Subsidiary of the Company) (including without limitation, Guaranties and assumptions of obligations of an Affiliate of the Company (other than a Consolidated Subsidiary of the Company)); provided that (a) any Affiliate of the Company who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation or indemnification in connection with his or her services in such capacity; and (b) any transaction entered into by the Company or a Consolidated Subsidiary of the Company with an Affiliate of the Company which is not a Consolidated Subsidiary of the Company providing for the leasing of property, the rendering or receipt of services or the purchase or sale inventory and other assets in the ordinary course of business must be for a monetary or business consideration which would be substantially as advantageous to the

Company or such Consolidated Subsidiary as the monetary or business consideration which would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Company.
          8.2.5 Continuation of or Change in Business. The Company and its Consolidated Subsidiaries, taken as a whole, shall not engage to any substantial extent in any line or lines of business activity other than present related product lines.
          8.2.6 Lease Payments. Neither the Company nor any of its Consolidated Subsidiaries has incurred or assumed or will incur or assume (whether pursuant to a Guaranty or otherwise) any liability for rental payments under a lease with a lease term (as defined in Financial Accounting Standards No. 13 of the Financing Accounting Standards Board, as in effect on the date hereof) if (i) such lease is of an asset previously owned by the Company or any of its Consolidated Subsidiaries and (ii) after giving effect thereto, the aggregate amount of minimum lease payments that the Company and its Consolidated Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $100,000,000 for any calendar year under all such leases.
          8.2.7 Anti-Terrorism Laws. Neither the Company nor any of its Consolidated Subsidiaries shall be in violation of any law or regulation or appear on any list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA PATRIOT Act) that prohibits or limits the conduct of business with or the receiving of funds, goods, or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Lender from making any advance or extension of credit to any Borrower.
          8.2.8 Maximum Leverage Ratio. The Company will not permit the consolidated Indebtedness of the Company and its Consolidated Subsidiaries, to exceed 60% of the sum of (i) such consolidated Indebtedness, and (ii) consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, as calculated on the last day of each fiscal quarter ending after the Closing Date; provided that for purposes of calculating consolidated shareholders’ equity, non-cash charges related to the writedown or impairment of goodwill or other intangibles shall be included in such calculation.
          8.2.9 Minimum Interest Coverage Ratio. The Company shall not permit the ratio, calculated as of the end of each fiscal quarter ending after the Closing Date for the four fiscal quarters then most recently ended, of EBITDA for such period to Interest Expense for such period to be less than 3.50 to 1.00.
     8.3 Reporting Requirements. The Company will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
          8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Company and its Consolidated Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and footnotes) by the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Treasurer or Assistant Treasurer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrowers will be deemed to have complied with the delivery requirements of this Section 8.3.1 if within forty-five (45) days (or any such earlier date as may be mandated by the Securities and Exchange Commission) after the end of its fiscal quarter, the Company delivers to the Administrative Agent on behalf of the Lenders a copy of its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission and the financial statements contained therein meet the requirements described in this Section 8.3.1.
          8.3.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company and its Consolidated Subsidiaries, financial statements of the Company and its Consolidated Subsidiaries consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Borrower under any of the Loan Documents. The Borrowers will be deemed to have complied with the delivery requirements of this Section 8.3.2 if within ninety (90) days (or any such earlier date as may be mandated by the Securities and Exchange Commission) after the end of its fiscal year, the Company delivers to the Administrative Agent on behalf of the Lenders a copy of its Annual Report on Form 10-K as filed with the Securities and Exchange Commission and the financial statements and certification of public accountants contained therein meet the requirements described in this Section 8.3.2.
          8.3.3 Certificate of the Company. Concurrently with the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Company signed by a Senior Officer, in the form of Exhibit 8.3.3.
          8.3.4 Notices.
               8.3.4.1 Default. Promptly (and in any event within three (3) Business Days) after any Senior Officer of the Company has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Company proposes to take with respect thereto.

               8.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, legal or arbitral proceedings or investigations before or by any governmental or regulatory authority or agency or any other Person against any Borrower or Consolidated Subsidiary which if adversely determined could reasonably be expected to have a Material Adverse Effect.
               8.3.4.3 Financial Statements. Promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed.
               8.3.4.4 Intentionally Deleted.
               8.3.4.5 Registration Statements. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any report which the Company shall have filed with the Securities and Exchange Commission.
               8.3.4.6 ERISA Event. Immediately upon the occurrence of any ERISA Event.
               8.3.4.7 Change in Rating. Promptly after a Senior Officer of the Company knows of a change in the ratings accorded to the Company by Fitch, Standard & Poor’s and/or Moody’s or in the outlook with respect thereto, a notice of such change in the rating.
               8.3.4.8 Other Information. From time to time such other information regarding the financial condition, operations, prospects of business of the Company or any Borrower as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
9. DEFAULT
     9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
          9.1.1 Payments Under Loan Documents. The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation when due or (ii) shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within five (5) Business Days after the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;
          9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Borrowers herein or by any of the Borrowers in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

          9.1.3 Breach of Specified Covenants or Visitation Rights. Any of the Borrowers shall default in the observance or performance of any covenant contained in Section 2.7 [Use of Proceeds], Section 8.1.5 [Visitation Rights], Section 8.3.2 [Annual Financial Statements], Section 8.3.1 [Quarterly Financial Statements]; Section 8.3.4.1 [Default]; Section 8.2.8 [Maximum Leverage Ratio], Section 8.2.10 [Minimum Interest Coverage Ratio], Section 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions], Section 8.2.1 [Liens; Lien Covenants], Section 8.2.2 [Loans and Investments], Section 8.2.4 [Affiliate Transactions], Section 8.2.6 [Lease Payments], Section 8.2.7 [Anti-Terrorism Laws];
          9.1.4 Breach of Other Covenants. Any of the Borrowers shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after notice thereof to the Company by the Administrative Agent or the Lender (through the Administrative Agent);
          9.1.5 Defaults in Other Material Indebtedness. A default or event of default shall occur at any time if the Company or any of its Consolidated Subsidiaries shall default in the payment when due of any principal of or interest on Indebtedness having an aggregate outstanding principal amount of at least $50,000,000 (other than the Loans); or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof;
          9.1.6 Final Judgments or Orders. Any final judgments or orders for the payment of money shall be rendered by a court or courts against the Company or any of its Consolidated Subsidiaries in excess of $50,000,000 in the aggregate (excluding any amount of such judgment as to which an Acceptable Insurer has acknowledged liability), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 10 days from the date of entry thereof, or the Company or such Consolidated Subsidiary shall not, within said period of 10 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
          9.1.7 Inability to Pay Debts. The Company, any other Borrower or any of the Company’s Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
          9.1.8 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);
          9.1.9 Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000;
          9.1.10 Change of Control. (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 30% or more of the voting capital stock of the Company; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company.
          9.1.11 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against the Company, any other Borrower, or any of the Company’s Significant Subsidiaries and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Company, any other Borrower, or any of the Company’s Significant Subsidiaries institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Company, any other Borrower, or any of the Company’s Significant Subsidiaries ceases to be solvent or admits in writing its inability to pay its debts as they mature.
     9.2 Consequences of Event of Default.
          9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) terminate any Letter of Credit that may be terminated in accordance with its terms and/or require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

          9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, the Unpaid Drawings, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Borrowers shall immediately deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
          9.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
          9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Borrowers have been paid in full, any and all proceeds received by the Administrative Agent, the Issuing Lender or any other Lender shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
          (i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with the collection of any Obligations of any of the Borrowers under any of the Loan Documents;

          (ii) second, to the repayment of all Obligations then due and unpaid of the Borrowers to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents and to cash collateralize the Letter of Credit Obligations, ratably among the Lenders in proportion to the respective amounts payable to them with respect to such Obligations; and
          (iii) the balance, if any, as required by Law.
10. THE ADMINISTRATIVE AGENT
     10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.
     10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Consolidated Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section

10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 12.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

     10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lenders, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or other parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     10.9 Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrowers and Administrative Agent, as amended from time to time.
     10.10 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11. GUARANTY
     11.1 Guaranty by the Company. The Company hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Company Guaranteed Obligations”): (a) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Foreign Borrowers under this Agreement, and (b) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any Borrower (other than the Company) under this Agreement, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Borrower to pay punctually any of the Company Guaranteed Obligations, the Company shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
     11.2 Additional Undertaking. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any amounts not be recoverable from the Company under Section 11.1 [Guaranty by the Company] for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Company as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.
     11.3 Guaranty Unconditional. The obligations of the Company under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
          11.3.1 any extension, renewal, settlement, compromise, waiver or release in respect to any Company Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise;
          11.3.2 any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
          11.3.3 any release, non-perfection or invalidity of any direct or indirect security for any Company Guaranteed Obligation under any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
          11.3.4 any change in the corporate or limited liability company existence, structure or ownership of any Borrower or other Consolidated Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or other Consolidated Subsidiary or its assets or any resulting release or discharge of any obligation of any Borrower or other Consolidated Subsidiary contained in any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
          11.3.5 the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;

          11.3.6 any invalidity or unenforceability relating to or against any other Borrower for any reason of any agreement or instrument evidencing or relating to any Company Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of any of the Company Guaranteed Obligations; or
          11.3.7 any other act or omission of any kind by any other Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of the Company’s obligations under this Section other than the irrevocable payment in full of all Company Guaranteed Obligations and the termination of the Commitments hereunder.
     11.4 Company Obligations to Remain in Effect; Restoration. The Company’s obligations under this Section shall remain in full force and effect until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, and the principal of and interest on the Notes and other Company Guaranteed Obligations, and all other amounts payable by the Company, any other Borrower or other Consolidated Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Company Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower, the Company’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     11.5 Waiver of Acceptance, etc. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Borrower or any other Person, or against any collateral or guaranty of any other Person.
     11.6 Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Company shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Borrower in respect thereof.
     11.7 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Borrower under any Company Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any Company Guaranteed Obligation shall nonetheless be payable by the Company under this Section forthwith on demand by the Administrative Agent.
12. MISCELLANEOUS
     12.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Borrowers, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrowers hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrowers; provided, that no such agreement, waiver or consent may be made which will:
          12.1.1 Increase of Commitment. Subject to Section 2.1.2 [Discretionary Increase in Revolving Credit Commitments], increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
          12.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or the fees payable to any Lender, without the consent of each Lender directly affected thereby;
          12.1.3 Release of Company’s Guaranty. Release the Company from its Obligations under Article 11 [Guaranty] hereof without the consent of all Lenders (other than Defaulting Lenders); or
          12.1.4 Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions] or 5.3 [Sharing of Payments by Lenders] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1.1 through 12.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].
     12.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

     12.3 Expenses; Indemnity; Damage Waiver.
          12.3.1 Costs and Expenses. The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Borrowers’ books, records and business properties.
          12.3.2 Indemnification by the Borrowers. Subject to Section 12.14, the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding the foregoing, a Foreign Borrower shall only be required to indemnify any Indemnitee pursuant to this Section to the extent that any such losses, liabilities, claims, penalties, damages or expenses have been caused by such Foreign Borrower or are otherwise directly related or attributable to such Foreign Borrower.
          12.3.3 Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 12.3.1 [Costs and Expenses] or Indemnification by the Borrowers. [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, (A) was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity; and (B) was not determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Lender or any Related Party of any of the foregoing.
          12.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and each of the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3.2 [Indemnification by the Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          12.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
     12.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any

payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
     12.5 Notices; Effectiveness; Electronic Communication.
          12.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.5.2 [Electronic Communications], shall be effective as provided in such Section.
          12.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          12.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     12.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     12.7 Duration; Survival. All representations and warranties of the Borrowers contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Borrowers shall continue in full force and effect from and after the date hereof and until Payment In Full.
     12.8 Successors and Assigns.
          12.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          12.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, except as set forth in Section 12.8.8 [Netherland Bank Rules]; and

               (B) in any case not described in clause (i)(A) of this Section 12.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
          (iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
               (A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
               (B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
          (v) No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Consolidated Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8.4 [Participations].
          12.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          12.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Consolidated Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 12.1.1 [Increase of Commitment] or 12.1.2 [Extension of Payment, Etc.]. Subject to Section 12.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.8 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.

          12.8.5 Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 12.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.5 [Status of Lenders] as though it were a Lender.
          12.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          12.8.7 Disapplication or Amendment of the Swiss Bank Rules. If the Swiss Bank Rules are disapplied or amended in any material respect from their form as of the date hereof, the Swiss Borrowers or the Administrative Agent may (and the Administrative Agent shall, at the request of the Required Lenders) request in writing to the Administrative Agent or the Swiss Borrowers, respectively, that this Agreement be amended to reflect such change. Thereafter, the Swiss Borrowers and the Lenders shall enter into discussions with a view to agreeing on any amendments required to be made to this Agreement to place the Swiss Borrowers and the Lenders in substantially the same position (or otherwise in a position acceptable to the Swiss Borrower and the Lenders) from a Swiss withholding Tax viewpoint as they would have been in if the change of which they have been notified under this Section 12.8.7 had not happened. Any agreement between the Swiss Borrowers and the Administrative Agent will be, with the prior consent of the Lenders, binding on all the parties hereto; if no agreement is reached under this Section 12.8.7, this Agreement shall continue in effect in accordance with its terms.
          12.8.8 Netherlands Bank Rules. The share of each new Lender located in or organized under the laws of the Netherlands in the Loans and the share of each new Lender hereunder in the Loans to a Netherlands Borrower (or its portion in the rights and obligations relating to such Loans transferred by an existing Lender) shall initially be at least the Dollar Equivalent of EUR 50,000 (or such higher amount as may be required at the time of the transfer in order for the New Lender to qualify as a Professional Market Party) or such new Lender shall otherwise qualify as a Professional Market Party, and each such new Lender shall confirm the foregoing on the date on which it becomes a Lender hereunder by execution and delivery of its Assignment and Assumption Agreement in which the new Lender confirms that it is a Professional Market Party.
     12.9 Confidentiality.
          12.9.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          12.9.2 Sharing Information With Affiliates of the Lenders. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Consolidated Subsidiaries or Affiliates of such Lender and each of the Borrowers hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Consolidated Subsidiaries pursuant to this Agreement to any such Consolidated Subsidiary or Affiliate subject to the provisions of Section 12.9.1 [General].
     12.10 Counterparts; Integration; Effectiveness.
          12.10.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          12.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to is conflict of laws principles.
          12.11.2 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE U.S. FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          12.11.3 WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR

PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
          12.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          12.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     12.12 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.
     12.13 Borrower Agent. Each of the Borrowers hereby irrevocably appoints the Company as its agent for purposes of requesting, continuing and converting Loans (including all elections of interest rates and currencies), for delivering notices as to prepayments and commitment reductions and for providing consents pursuant to clauses (i) and (iii) of Section 12.8.2 [Assignments by Lenders]. The Administrative Agent shall be entitled to rely in such matters on all communications delivered by the Company as being delivered on behalf of all Borrowers.
     12.14 Foreign Borrowers.
          12.14.1 Generally. Without limiting the joint and several nature of all Domestic Borrowers’ Obligations, the Obligations of the Foreign Borrowers shall be several in nature.
          12.14.2 Liability of Foreign Borrowers. The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Foreign Borrower is liable only for Loans made to such Foreign Borrower, interest on such Loans, such Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements, indemnities and charges hereunder and under any other Loan Document that are attributable, or attributed as a ratable share, to it. The liability of each Foreign Borrower for the payment of any of the Obligations or the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the Company and each other Borrower. Nothing in this Section 12.14 is intended to limit, nor shall it be deemed to limit, any of the liability of the Company or any Domestic Borrower for any of the Obligations, whether in its primary capacity as a Borrower, as a Guarantor, at law or otherwise.
          12.14.3 Company as Agent. Each Foreign Borrower, in addition to the appointment of the Company as the Borrowers’ agent as provided in Section 12.13 [Borrower Agent], further hereby irrevocably appoints the Company as its agent to receive the proceeds of any Loans made by the Lender to any such Foreign Borrower hereunder. The Administrative Agent shall be entitled to rely in such matters on all communications delivered by the Company as being delivered on behalf of the Foreign Borrowers.
     12.15 Joinder of Borrowers; Release of Foreign Borrowers.
          12.15.1 Joinder of Borrowers. Any Consolidated Subsidiary of the Company which elects to join this Agreement as a Borrower, pursuant to the terms and provisions of this Agreement, shall execute and deliver to the Administrative Agent (i) a Borrower Joinder, pursuant to which it shall, after acceptance of such Borrower Joinder by the Administrative Agent, join this Agreement as a Domestic Borrower or Foreign Borrower, as applicable, and join each of the other Loan Documents to which the Domestic Borrower or Foreign Borrower, as applicable, are parties, and (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] (or foreign jurisdictional equivalents, if any), modified as appropriate to relate to such Consolidated Subsidiary. The Company, the other Borrowers and any Borrower joining this Agreement shall also (x) deliver to the Administrative Agent such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that the Administrative Agent deems necessary or appropriate in connection with the addition of such Borrower and (y) provide to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders. Notwithstanding the foregoing, no Foreign Borrower may be joined pursuant to this Section 12.15.1 if its inclusion as a Borrower under the Loan Documents would result in any adverse tax or other legal consequences for the Lenders, as determined by the Administrative Agent. Joinder of each new Borrower pursuant to this Section 12.15.1 shall be subject to compliance with all the other terms and conditions set forth in this Agreement and the other Loan Documents, including without limitation Section 8.1.7 [Compliance with Laws; Use of Proceeds] and Section 5.9 [Taxes].
          12.15.2 Release of Foreign Borrowers. Any Foreign Borrower may from time to time deliver a termination notice to the Administrative Agent requesting that it no longer be a party hereto. Such termination shall be effective five (5) Business Days after receipt by the Administrative Agent so long as all Obligations of such Foreign Borrower have been paid in full

(including principal, interest and all other amounts) and no Letter of Credit issued for the account or benefit of such Foreign Borrower is outstanding; provided that, to the extent this Agreement or any other Loan Document provides for the survival of certain provisions upon termination hereof, such surviving provisions shall survive a termination under this subSection with respect to any such Foreign Borrower.

[SIGNATURE PAGE TO CREDIT AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
ATTEST:
BORROWERS

RPM INTERNATIONAL INC.
By:	/s/ Keith R. Smiley
	Name:	Keith R. Smiley
	Title:	VP, Treasurer and Asst Secretary

RPM LUX HOLDCO S.ÀR.L.
By:	/s/ Pierre Lentz
	Name:	Pierre Lentz
	Title:	Manager A

By:	/s/ Edward W. Moore
	Name:	Edward W. Moore
	Title:	Manager B

RPOW UK LIMITED
By:	/s/ Ronald A. Rice
	Name:	Ronald A. Rice
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

RPM EUROPE HOLDCO B.V.
By:	/s/ Ronald A. Rice
	Name:	Ronald A. Rice
	Title:	Director

RPM CANADA
By:	/s/ Edward W. Moore
	Name:	Edward W. Moore
	Title:	Secretary & Committee Member

TREMCO ILLBRUCK COATINGS LIMITED
By:	/s/ Edward W. Moore
	Name:	Edward W. Moore
	Title:	Director

RPM CANADA COMPANY
By:	/s/ Keith R. Smiley
	Name:	Keith R. Smiley
	Title:	Treasurer & Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TREMCO ASIA PACIFIC PTY. LIMITED
By:	/s/ Randall J. Korach
	Name:	Randall J. Korach
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent
By:	/s/ Christian S. Brown
	Name:	Christian S. Brown
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A.
By:	/s/ Irene Bertozzi Bartenstein
	Name:	Irene Bertozzi Bartenstein
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Steven M. Buehler
	Name:	Steven M. Buehler
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA
By:	/s/ Karen Anillo
	Name:	Karen Anillo
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Christine A. Howatt
	Name:	Christine Howatt
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Brian P. Fox
	Name:	Brian P. Fox
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK — AN OHIO BANKING CORPORATION
By:	/s/ Roy C. Lanctot
	Name:	Roy C. Lanctot
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By:	/s/ Patrick Hartweger
	Name:	Patrick Hartweger
	Title:	Managing Director

By:	/s/ Peter Wesemeier
	Name:	Peter Wesemeier
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

RBS CITIZENS, N.A.
By:	/s/ Joshua Botnick
	Name:	Joshua Botnick
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK
By:	/s/ Brian H. Gallagher
	Name:	Brian H. Gallagher
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY
By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIRSTMERIT BANK, N.A.
By:	/s/ Brett A. Johnson
	Name:	Brett A. Johnson
	Title:	Vice President

SCHEDULE 1.1(A)
PRICING GRID

					Standby	Commercial
		Euro- Rate	Base Rate		Letter of	Letter of
	Debt Rating	Spread	Spread	Facility Fee	Credit Fee	Credit Fee
Tier I	A-/ A3 or higher	105 bps	5.0 bps	20 bps	105 bps	52.5 bps

Tier II	BBB+/ Baa1	125 bps	25.0 bps	25 bps	125 bps	62.5 bps

Tier III	BBB/ Baa2	145 bps	45.0 bps	30 bps	145 bps	72.5 bps

Tier IV	BBB-/ Baa3	165 bps	65.0 bps	35 bps	165 bps	82.5 bps

Tier V	BB+/ Ba1	210 bps	110.0 bps	40 bps	210 bps	105 bps

Tier VI	<BB+/ Ba1	250 bps	150.0 bps	50 bps	250 bps	125 bps
     The Applicable Margin, the Facility Fee and the Applicable Letter of Credit Fee Rate shall be determined on the Closing Date based on Tier IV.

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
Part 1 — Commitments of Lenders and Addresses for Notices to Lenders

	Amount of
	Commitment for
	Revolving Credit
Lender	Loans	Ratable Share
Name: PNC Bank, National Association Address: 1900 East 9th Street Locator B7-YB13-34-3 Cleveland, Ohio 44114 Attention: Christian Brown Telephone: (216) 222-8120 Telecopy: (216) 222-9396	$55,000,000	13.750000000%

Name: Bank of America, N.A. Address: 100 Federal Street, MA5-100-09-03 Boston, MA 02110 Attention: Irene Bartenstein Telephone: (617) 434-2903 Telecopy: (617) 434-0601	$47,500,000	11.875000000%

Name: Wells Fargo Bank, National Association Address: 230 W. Monroe Street Suite 2900 18th Floor Chicago, Illinois 60606 Attention: Steven Buehler Telephone: (312) 845-4220 Telecopy: (312) 845-8606	$47,500,000	11.875000000%

Name: The Bank of Nova Scotia Address: 711 Louisiana Street Suite 1400 Houston, Texas 77002 Attention: Karen Anillo Telephone: (713) 759-3452 Telecopy: (832) 426-6023	$40,000,000	10.000000000%

	Amount of
	Commitment for
	Revolving Credit
Lender	Loans	Ratable Share
Name: The Bank of Tokyo-Mitsubishi UFJ, Ltd. Address:1251 Avenue of Americas New York, NY 10020-1104 Attention: John DiLegge Telephone: (312) 696-4680 Telecopy: (312) 696-4535	$40,000,000	10.000000000%

Name: KeyBank National Association Address:127 Public Square Cleveland, Ohio 44114 Attention: Brian Fox Telephone: (216) 689-4599 Telecopy: (216) 689-4649	$35,000,000	8.750000000%

Name: Fifth Third Bank – an Ohio Banking Corporation Address: 38 Fountain Square Plaza Cincinnati, Ohio 45263 Attention: Martin H. McGinty Telephone: (216) 274-5098 Telecopy: (216) 274-5617	$35,000,000	8.750000000%

Name: Commerzbank AG Address: 2 World Financial Center New York, New York 10281-1050 Attention: Patrick Hartweger Telephone: (212) 266-7726 Telecopy: (212) 266-7565	$30,000,000	7.500000000%

Name: RBS Citizens, N.A. Address:1215 Superior Avenue Cleveland, Ohio 44114 Attention: Joshua Botnick Telephone: (216) 277-0250	$25,000,000	6.250000000%

	Amount of
	Commitment for
	Revolving Credit
Lender	Loans	Ratable Share
Name: The Huntington National Bank Address:41 South High Street Columbus, Ohio 43215 Attention: Amanda M. Sigg Telephone: (614) 480-4767 Telecopy: (877) 274-8593	$20,000,000	5.000000000%

Name: The Northern Trust Company Address: 50 S. La Salle Street Chicago, Illinois 60603 Attention: Jeffrey Sullivan Telephone: (312) 444-7634 Telecopy: (312) 557-1425	$15,000,000	3.750000000%

Name: FirstMerit Bank, N.A. Address: 106 South Main Street Akron, Ohio 44308 Attention: Robert G. Morlan Telephone: (330) 996-6420 Telecopy: (330) 996-6394	$10,000,000	2.500000000%

Total	$400,000,000	100.000000000%

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
Part 2 — Addresses for Notices to Borrowers:
ADMINISTRATIVE AGENT
Name: PNC Bank, National Association
Address: 1900 East 9th Street
Locator B7-YB13-34-3
Cleveland, Ohio 44114
Attention: Christian Brown
Telephone: (216) 222-8120
Telecopy:   (216) 222-9396
With a Copy To:
Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention: Agency Services
Telephone: 412 762 6442
Telecopy:   412 762 8672
BORROWERS:
c/o RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258

Schedule 2.8.1
Letters of Credit

Standby Letter	Letter of Credit
of Credit Reference	Balance (as of
Number	Closing Date)	Maturity Date	Applicant	Beneficiary
12500451	$779,000.00	4/1/2011	RPM International, Inc.	Lumbermans Mutual Insurance Company
12500450	$477,000.00	8/31/2011	RPM International, Inc.	The Travelers Indemnity Company
12500452	$3,000,000.00	4/1/2011	RPM International, Inc.	Ace American Insurance Company
12500454	$215,485.00	10/11/2011	RPM International, Inc.	Bank of America
12500458	$9,154.00	9/15/2011	Rust-Oleum Corporation	Village of Vernon Hills
12500349	$68,431.59	8/1/2011	RPM Wood Finishes Group, Inc.	Solvents Recovery Service
12500457	$4,926,092.70	7/22/2011	Rust-Oleum Corporation	A. Bruce White
12500570	$550,503.57	8/1/2011	RPM Wood Finishes Group, Inc.	Solvents Recovery Service
18113430	$30,485.95	7/14/2011	Rust-Oleum Corporation	Lake County Stormwater Management

Schedule 6.1.2

(12/17/10)

Company Name	Place of Incorporation
A/D Fire Protection Systems Corp.	Nevada (USA)
A/D Fire Protection Systems Inc.	Canada
Advanced Construction Materials Limited (Dormant)	United Kingdom
Advanced Sealants Limited (Dormant)	United Kingdom
Agpro (N.Z.) Limited	New Zealand
AgriCoat Industries Limited (Dormant)	United Kingdom
AgriCoat NatureSeal Limited (83% JV)	United Kingdom
Alteco Technik GmbH	Germany
Amtred Limited (Dormant)	United Kingdom
Anglo Building Products Limited (Dormant)	United Kingdom
Ardenbrite Products Limited (Dormant)	United Kingdom
Ascoat Contracting Pty. Ltd.	Australia
Ascoat Pty. Ltd.	Australia
AWCI Insurance Company, Ltd. (27.03% JV)	Bermuda
Beijing Dryvit Chemical Building Materials Co., Ltd. (88% JV)	China
Bondex International, Inc.	Delaware (USA)
Bridgecare (UK) Limited	United Kingdom
Britflex Limited (Dormant)	United Kingdom
CAI-Tec GmbH	Switzerland
Canam Building Envelope Specialists Inc.	Canada
Carboline Company	Delaware (USA)
Carboline Dalian Paint Production Co., Ltd. (49% JV)	China
Carboline Dubai Corporation	Missouri (USA)
Carboline France S.A.S.	France
Carboline (India) Private Limited (80% JV)	India
Carboline International Corporation	Delaware (USA)
Carboline Italia S.p.A.	Italy
Carboline Korea Ltd. (49% JV)	Korea
Carboline Marine Europe AS	Norway
Carboline Norge AS	Norway
Chemical Specialties Manufacturing Corporation	Maryland (USA)
Chemrite Equipment Systems (Pty.) Ltd.	South Africa
Chemspec Europe Limited	United Kingdom
Chemtec Chemicals B.V.	Netherlands
Colcon NV	Belgium
Corgrate Fiberglass Systems, S.A. de C.V.	Mexico
Crossco (261) Limited (Dormant)	United Kingdom
Crossco (754) Limited (Dormant)	United Kingdom
Dane Color UK Limited	United Kingdom
DAP Brands Company	Delaware (USA)
DAP Holdings, LLC	Delaware (USA)
DAP Products Inc.	Delaware (USA)
Day-Glo Color Corp.	Ohio (USA)
Day-Glo Hong Kong Limited	Hong Kong
Deancove Limited (Dormant)	United Kingdom
Dryvit Holdings, Inc.	Delaware (USA)
Dryvit Systems, Inc.	Rhode Island (USA)

**	When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Company Name	Place of Incorporation
Dryvit Systems USA (Europe) Sp. zo.o.	Poland
Dryvit UK Limited	United Kingdom
Duratec Coatings Consultants Limited (Dormant)	United Kingdom
Ecoloc NV	Belgium
Espan Corporation Pte. Ltd.	Singapore
Euclid Admixture Canada Inc.	Canada
The Euclid Chemical Company	Ohio (USA)
Euclid Chemical de Centroamérica S.A.	Costa Rica
Euclid Chemical, Venezuela, S.A.	Venezuela
Euclid Ecuador, S.A.	Ecuador
Eucomex S.A. de C.V.	Mexico
Failsafe Metering International Limited	United Kingdom
Fibergrate Composite Structures Incorporated	Delaware (USA)
Fibergrate Composite Structures Limited	United Kingdom
FibreGrid Limited	United Kingdom
First Continental Services Co.	Vermont (USA)
Flowcrete Asia Sdn. Bhd.	Malaysia
Flowcrete Australia Pty. Limited	Australia
Flowcrete Europe Limited (Dormant)	United Kingdom
Flowcrete Group Limited	United Kingdom
Flowcrete (Hong Kong) Limited	Hong Kong
Flowcrete India Private Limited	India
Flowcrete International Limited (Dormant)	United Kingdom
Flowcrete Middle East FZCO	United Arab Emirates
Flowcrete New Zealand Limited	New Zealand
Flowcrete North America, Inc.	Texas (USA)
Flowcrete Norway AS	Norway
Flowcrete Polska Sp. zo.o	Poland
Flowcrete S.A. (Pty.) Limited	South Africa
Flowcrete Sweden AB	Sweden
Flowcrete UK Limited	United Kingdom
GJP Holdings Limited	United Kingdom
GJP Overseas Limited	United Kingdom
Gloucester Co., Inc.	Massachusetts (USA)
Grandcourt NV	Netherlands Antilles
Grupo StonCor, S.A. de C.V.	Colombia
Grupo StonCor, S.A. de C.V.	Mexico
Guardian Protection Products, Inc.	Delaware (USA)
Hermeta GmbH	Germany
Holdtite Adhesives Limited	United Kingdom
Hummervoll Industribelegg AS	Norway
ilbruck Holdings Limited (Dormant)	United Kingdom
ilbruck Sealant Systems NV	Belgium
Industrial Flooring Services Limited (Dormant)	United Kingdom
Isocrete Floor Screeds Limited	United Kingdom
Ivory Industrials (Pty.) Limited (Dormant)	South Africa
Japan Carboline Company Ltd. (50% JV)	Japan
Juárez Inmobiliaria, S.A.	Mexico
Kop-Coat Australia Pty. Limited	Australia
Kop-Coat, Inc.	Ohio (USA)
Kop-Coat New Zealand Limited	New Zealand
Magnagro Industries Pte. Ltd. (Dormant)	China
Mantrose-Haeuser Co., Inc.	Massachusetts (USA)

**	When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Company Name	Place of Incorporation
Mantrose UK Limited	United Kingdom
Martin Mathys NV	Belgium
Modern Masters Inc.	California (USA)
Monile France S.àr.l.	France
NatureSeal, Inc. (83% JV)	Delaware (USA)
NMBFil, Inc.	Ohio (USA)
Nufins Limited (Dormant)	United Kingdom
Nullifire Limited (Dormant)	United Kingdom
Oakdyke Limited (Dormant)	United Kingdom
Paramount Technical Products, Inc.	South Dakota (USA)
Park Dis Ticaret A.S.	Turkey
Parklin Management Group, Inc.	New Jersey (USA)
PDR GmbH (9.214% JV)	Germany
PDR Recycling GmbH & Co. KG (8.32% JV)	Germany
Permaquik Western Ltd. (77% JV) (In Liquidation)	Canada
Perstorp Industrial Surfaces Limited (20% JV)	China
Pipeline and Drainage Systems Limited	United Kingdom
Pitchmastic PMB Limited	United Kingdom
Plasite, S.A. de C.V. Mexico (Dormant)	Mexico
Portazul, S.A. (94%)	Dominican Republic
Productos Cave S.A.	Chile
Productos DAP de Mexico, S.A. de C.V.	Mexico
Radiant Color NV	Belgium
Redwood Transport, Inc.	Ohio (USA)
Republic Powdered Metals, Inc.	Ohio (USA)
ROC Sales, Inc.	Delaware (USA)
RPM Asia Pte. Ltd.	Singapore
RPM/Belgium NV	Belgium
RPM Building Solutions Europe GmbH	Germany
RPM Building Solutions Group, Inc.	Delaware (USA)
RPM Canada, a General Partnership	Canada
RPM Canada Company	Canada
RPM Canada Investment Company	Canada
RPM China Pte. Ltd.	Singapore
RPM Consumer Holding Company	Delaware (USA)
RPM Enterprises, Inc.	Delaware (USA)
RPM Europe Coöperatief U.A.	Dutch Co-op
RPM Europe Holdco B.V.	Netherlands
RPM Europe SA	Belgium
RPM FCP I, Inc.	Delaware (USA)
RPM FCP II, Inc.	Delaware (USA)
RPM FCP Belgium SPRL	Belgium
RPM Funding Corporation	Delaware (USA)
RPM German Real Estate GmbH & Co. KG	Germany
RPM German Real Estate Management GmbH	Germany
RPM Germany GmbH	Germany
RPM Holdco Corp.	Delaware (USA)
RPM Holdings UK Limited	United Kingdom
RPM Industrial Holding Company	Delaware (USA)
RPM International Inc.	Delaware (USA)
RPM Ireland IP Limited	Ireland
RPM Lux Enterprises S.àr.l.	Luxembourg
RPM Lux Holdco S.àr.l.	Luxembourg

**	When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Company Name	Place of Incorporation
RPM Nova Scotia ULC	Canada
RPM Performance Coatings Group, Inc.	Delaware (USA)
RPM United Kingdom G.P.	Non-registered UK Partnership
RPM Wood Finishes Group, Inc.	Nevada (USA)
RPM Wood Finishes-Hong Kong Limited	Hong Kong
RPM Wood Finishes Ltd.-Shanghai	China
RPOW France S.A.S.	France
RPOW UK Limited	United Kingdom
RSIF International Limited	Ireland
Rust-Oleum Argentina S.A.	Argentina
Rust-Oleum Brands Company	Delaware (USA)
Rust-Oleum Corporation	Illinois (USA)
Rust-Oleum France S.A.S.	France
Rust-Oleum International, LLC	Delaware (USA)
Rust-Oleum Japan Corporation	Japan
Rust-Oleum Mathys Italia S.r.l. (In Liquidation)	Italy
Rust-Oleum Netherlands B.V.	Netherlands
Rust-Oleum Sales Company, Inc.	Ohio (USA)
Rust-Oleum UK Limited	United Kingdom
Sandco 953 Limited (Dormant)	United Kingdom
Shanghai Tremco International Trading Co., Ltd. (Dormant)	China
Sino-British Flowcrete (Beijing) Trading Limited	China
SK Polymers FZCO (50% JV)	United Arab Emirates
Specialty Products Holding Corp.	Ohio
StonCor Africa (Pty.) Ltd.	South Africa
StonCor Benelux B.V.	Netherlands
StonCor Corrosion Specialists Group Ltda.	Brazil
StonCor (Deutschland) GmbH	Germany
StonCor España SL	Spain
StonCor Group, Inc.	Delaware (USA)
StonCor Ireland Limited	Ireland
StonCor Lux S.ár.l	Luxembourg
StonCor Middle East LLC (49% JV)	United Arab Emirates
StonCor Namibia (Pty.) Ltd.	Namibia
StonCor Poland Sp. zo.o.	Poland
StonCor South Cone S.A.	Argentina
StonCor (Zhangjiagang Free Trade Zone) Trading Co., Ltd.	China
Stonhard de Mexico, S.A. de C.V. (99.99%)	Mexico
Stonhard Nederland B.V.	Netherlands
Stonhard S.A.S.	France
Stonhard (U.K.) Limited	United Kingdom
Structurecare Limited	United Kingdom
TCI, Inc.	Georgia (USA)
TCI Powder Coatings de Mexico, S.A. de C.V.	Mexico
The Testor Corporation	Ohio (USA)
Timberex International Limited (Dormant)	United Kingdom
Tor Coatings Limited	United Kingdom
Toxement S.A.	Colombia
Tremco Asia Pacific Pty. Limited	Australia
Tremco Asia Pte. Ltd.	Singapore
Tremco Barrier Solutions, Inc.	Delaware (USA)
Tremco B.V.	The Netherlands
Tremco Far East Limited (99.999%)	Hong Kong

**	When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Company Name	Place of Incorporation
Tremco GmbH (Dormant)	Germany
Tremco illbruck AB	Sweden
Tremco illbruck B.V.	Netherlands
Tremco illbruck Coatings Limited	United Kingdom
Tremco illbruck Export Limited	United Kingdom
Tremco illbruck GmbH	Austria
Tremco illbruck GmbH & Co. KG	Germany
Tremco illbruck International GmbH	Germany
Tremco illbruck kft	Hungary
Tremco illbruck Limited	United Kingdom
Tremco illbruck NV	Belgium
Tremco illbruck ooo	Russia
Tremco illbruck OY	Finland
Tremco illbruck Productie B.V.	Netherlands
Tremco illbruck Production SAS	France
Tremco illbruck Produktion GmbH	Germany
Tremco illbruck SAS	France
Tremco illbruck Sp. zo.o.	Poland
Tremco illbruck s.r.o.	Czech Republic
Tremco illbruck Swiss AG	Switzerland
Tremco Incorporated	Ohio (USA)
Tremco (Malaysia) Sdn. Bhd.	Malaysia
Tremco Pty. Limited	Australia
Tremco Roofing & Facility Services Private Limited	India
Tremco Roofing UK Limited	United Kingdom
Tretobond Limited (Dormant)	United Kingdom
Tretol Group Limited (Dormant)	United Kingdom
Tretol Limited (Dormant)	United Kingdom
Universal Sealants Limited (Dormant)	United Kingdom
Universal Sealants (U.K.) Limited	United Kingdom
USL Asia Pacific Pte. Ltd. (25% JV)	Singapore
Vandex AG (95%)	Switzerland
Vandex Holding AG (99%)	Switzerland
Vandex International AG (99.88%)	Switzerland
Vandex Isoliermittel Gesellschaft m.b.H	Germany
Vandex (UK) Limited	United Kingdom
Vandex (USA) LLC (49% JV)	Pennsylvania (USA)
Visul Systems Limited	United Kingdom
Watco GmbH	Germany
Watco Group Manufacturing Limited (Dormant)	United Kingdom
Watco International Limited (Dormant)	United Kingdom
Watco Limited (Dormant)	United Kingdom
Watco S.àr.l.	France
Watco UK Limited	United Kingdom
Weatherproofing Technologies, Inc.	Delaware (USA)
Wm. Zinsser Limited (Dormant)	United Kingdom
Zhongshan Star Marine Coating Ltd. (25% JV) (Dormant)	China
Zinsser Asia Pacific Pty. Limited	Australia
Zinsser Brands Company	Delaware (USA)
Zinsser Divestiture Co., Inc.	New York (USA)
Zinsser Europe NV (Dormant) (In liquidation)	Belgium
Zinsser Holdings, LLC	Delaware (USA)

**	When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Schedule 8.2.4
Affiliate Transactions
1.	All transactions contemplated by that certain Administrative Services Agreement, dated as of June 1, 2010, between the Company and Specialty Products Holding Corp.
2.	Administrative, management and other similar services (and reimbursements therefor) performed by Consolidated Subsidiaries for Excluded Subsidiaries, or by Excluded Subsidiaries for the Company or its Consolidated Subsidiaries, in the ordinary course of business consistent with past practice.
3.	Performance and other guaranties or credit support issued by the Company or any of its Consolidated Subsidiaries before June 1, 2010 in favor of any of the Excluded Subsidiaries in an aggregate amount of less than $3,000,000, and any renewals thereof.
4.	Indemnification agreements and similar arrangements entered into with officers, directors, consultants and key employees of any Excluded Subsidiaries entered into in the ordinary course of business, and the payment of amounts under such agreements and arrangements.
5.	Royalties and similar fees in an aggregate amount not to exceed $1,000,000 in any fiscal year, and any associated licensing agreements.
6.	Sharing of warehouse and other storage and work space in the ordinary course of business consistent with past practice.
7.	Other transactions (excluding transfers, sales, leases, assignments and other dispositions of assets) entered into in the ordinary course of business in accordance with past practice and not having a material impact on the Company’s and its Consolidated Subsidiaries’ business or operations

EXHIBIT 1.1(A)
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________________

2.	Assignee:	____________________________________
[and is an Affiliate of [identify Lender]]

3.	Borrowers:	RPM INTERNATIONAL INC., and certain of its Affiliates named in the Credit Agreement (referred to below)

4.	Administrative Agent:	PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of January 5, 2011 among RPM International Inc., the other Borrowers now or hereafter party thereto, the Lenders now or party thereto, and PNC Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount
	of	Amount of	Percentage Assigned
Facility	Commitment/Loans	Commitment/	of
Assigned	for all Lenders	Loans Assigned	Commitment/Loans[1]	CUSIP Number
Revolving Credit Commitment	$	$	%

7.	[Trade Date:	______________][2]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

     Effective Date: ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:

Name:

Title:

ASSIGNEE

By:

Name:

Title:

[3]	Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption.

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

Consented to:[4]

RPM INTERNATIONAL INC.

By:

Name:

Title:

RPM LUX HOLDCO S.ÀR.L.

By:

Name:

Title:

RPOW UK LIMITED

By:

Name:

Title:

[4]	INCLUDE BORROWERS’ CONSENT ONLY IF APPLICABLE.

RPM EUROPE HOLDCO B.V.

By:

Name:

Title:

RPM CANADA

By:

Name:

Title:

TREMCO ILLBRUCK COATINGS LIMITED

By:

Name:

Title:

RPM CANADA COMPANY

By:

Name:

Title:

TREMCO ASIA PACIFIC PTY. LIMITED

By:

Name:

Title:

ANNEX 1
RPM INTERNATIONAL INC. ET AL.
CREDIT FACILITY
STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION AGREEMENT
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 [Reporting Requirements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [(v) [to be included in case Commitment/Loans to a Netherlands Borrower is/are assigned and in case the Assignee (new Lender) is located in or organized under the laws of the Netherlands] the Assignee confirms on the Trade Date that its amount of Commitments/Loans assumed is at least the Dollar Equivalent of EUR 50,000 or that it otherwise qualifies as a professional market party (professionele marktpartij) within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and any regulation promulgated thereunder as amended or replaced from time to time.,] and (v[i]) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to its conflict of laws principles.

2

EXHIBIT 1.1(B)
BORROWER JOINDER AND ASSUMPTION AGREEMENT
     THIS BORROWER JOINDER AND ASSUMPTION AGREEMENT is made as of _______________, 20___, by _____________________________, a _________________________ [corporation/partnership/limited liability company] (the “New Borrower”).
Background
     Reference is made to (i) the Credit Agreement dated as of January 5, 2011 (as the same may be modified, supplemented or amended, the “Credit Agreement”) by and among RPM International Inc., a Delaware corporation (the “Company”), the other Borrowers and Borrowers now or hereafter party thereto, PNC Bank, National Association, in its capacity as administrative agent for the Lenders party thereto (in such capacity, the “Administrative Agent”), and the Lenders now or hereafter party thereto, (ii) the Revolving Credit Notes dated as of January 5, 2011 made by the Borrowers and payable to the Lenders (the “Revolving Credit Notes”), (iii) the Swing Loan Note dated as of January 5, 2011 made by the Borrowers and payable to PNC Bank, National Association (the “Swing Loan Note” and together with the Revolving Credit Notes, collectively referred to herein as the “Notes”), and (iv) the other Loan Documents referred to in the Credit Agreement, as the same may be modified, supplemented or amended (the “Loan Documents”).
Agreement
     Capitalized terms defined in the Credit Agreement are used herein as defined therein. In consideration of the New Borrower becoming a Borrower under the terms of the Credit Agreement and in consideration of the value of the direct and indirect benefits received by New Borrower as a result of becoming affiliated with the Borrowers and the Borrowers, the New Borrower hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, a Borrower under the Credit Agreement, the Notes and each of the other Loan Documents to which the Borrowers are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the Payment In Full, subject in the case of a Foreign Borrower to the applicable provisions of the Credit Agreement, New Borrower has assumed the joint and several obligations of a “Borrower” or a “Company”, as applicable, under, and New Borrower shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of, the Credit Agreement, the Notes and each of the other Loan Documents which are stated to apply to or are made by a “Borrower” or a “Company”, as the case may be. Without limiting the generality of the foregoing, the New Borrower hereby represents and warrants that (i) each of the representations and warranties set forth in Article 6 of the Credit Agreement applicable to New Borrower as a Borrower is true and correct as to New Borrower on and as of the date hereof, and (ii) New Borrower has heretofore received a true and correct copy of the Credit Agreement, the Notes and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

     New Borrower hereby makes, affirms and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, the Notes and each of the other Loan Documents given by the Borrowers and the Companies, as the case may be, to Administrative Agent and any of the Lenders.
     New Borrower is simultaneously delivering to the Administrative Agent the following documents together with the Borrower Joinder required under Section 12.15.1 [Joinder of Borrowers]:
Updated Schedules to Credit Agreement as described below [Note: updates to schedules do not cure any breach of warranties].

Items for New Borrower specified in Sections 7.1.1(i), (ii), (iii), (iv), (v) and (viii) of the Credit Agreement, and fulfillment of any other appropriate requirements set forth in Section 7.1.1., as applicable and as applied to New Borrower.

Not
Schedule No. and Description	Delivered	Delivered
Schedule 6.1.2 - Subsidiaries	☐	☐

Opinion of Counsel (Schedule 7.1.1)	☐	☐

Any other Schedules to Credit Agreement that necessitate updates after giving effect to this Borrower Joinder and Assumption Agreement	☐	☐
     In furtherance of the foregoing, New Borrower shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Borrower Joinder and Assumption Agreement.
     This Borrower Joinder and Assumption Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. New Borrower acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Borrower shall constitute effective and binding execution and delivery hereof by New Borrower.
[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE — BORROWER JOINDER AND ASSUMPTION AGREEMENT]
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Borrower has duly executed this Borrower Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written with the intention that it constitute a sealed instrument.

By:	(SEAL)

Name:

Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:

Name:

Title:

EXHIBIT 1.1 (L)
LENDER JOINDER AND ASSUMPTION AGREEMENT
     THIS LENDER JOINDER AND ASSUMPTION AGREEMENT (the “Joinder”) is made as of ____________, 20__ (the “Effective Date”) by ____________________________, (the “New Lender”).
Background
     Reference is made to the Credit Agreement dated as of January 5, 2011 among RPM INTERNATIONAL INC., a Delaware corporation, the other Borrowers now or hereafter party thereto, Lenders now or hereafter party thereto and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) (as the same has been and may hereafter be modified, supplemented, amended or restated, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.
Agreement
     In consideration of the Lenders permitting the New Lender to become a Lender under the Credit Agreement, the New Lender agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Lender remains a party to the Credit Agreement, such New Lender shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Lender and shall be entitled (in accordance with its Ratable Share) to the benefits, rights and remedies set forth therein and in each of the other Loan Documents. The New Lender hereby acknowledges that it has heretofore received (i) a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the Effective Date, and (ii) the executed original of its Revolving Credit Note dated the Effective Date issued by the Borrowers under the Credit Agreement in the face amount of $____________.
     The Commitments and Ratable Shares of the New Lender and each of the other Lenders are as set forth on Schedule 1.1(B) to the Credit Agreement. Schedule 1.1(B) to the Credit Agreement is being amended and restated effective as of the Effective Date hereof to read as set forth on Schedule 1.1(B) hereto. Schedule 1 hereto lists as of the date hereof the amount of Loans under each outstanding Borrowing Tranche. Notwithstanding the foregoing on the date hereof, the Borrowers shall repay all outstanding Loans to which either the Base Rate Option or the Euro Rate Option applies and simultaneously reborrow a like amount of Loans under each such Interest Rate Option from the Lenders (including the New Lender) according to the Ratable Shares set forth on attached Schedule 1.1(B) and shall be subject to breakage fees and other indemnities provided in Section 5.10 [Indemnity].
     The New Lender is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) participate in all new Revolving Credit Loans borrowed by the Borrowers on and after the Effective Date according to its Ratable Share; and (B) participate in all Letters of Credit outstanding on and after the Effective Date according to its Ratable Share. [[To be included to be included in case Commitment/Loans to a Netherlands Borrower is/are provided and in case New Lender is located in or organized under the laws of the Netherlands] the New Lender further confirms on the date hereof that its amount of Commitments/Loans is at least the Dollar Equivalent of EUR 50,000 or that it otherwise qualifies as a professional market party (professionele marktpartij) within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and any regulation promulgated thereunder as amended or replaced from time to time.]
[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE TO LENDER
JOINDER AND ASSUMPTION AGREEMENT]
     IN WITNESS WHEREOF, the New Lender has duly executed and delivered this Joinder as of the Effective Date.

[NEW LENDER]

By:

Name:

Title:

[ACKNOWLEDGEMENT TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:

Name:

Title:

[SIGNATURE PAGE TO LENDER
JOINDER AND ASSUMPTION AGREEMENT]
BORROWERS:

RPM INTERNATIONAL INC.

By:

Name:

Title:

RPM LUX HOLDCO S.ÀR.L.

By:

Name:

Title:

RPOW UK LIMITED

By:

Name:

Title:

[SIGNATURE PAGE TO LENDER
JOINDER AND ASSUMPTION AGREEMENT]

RPM EUROPE HOLDCO B.V.

By:

Name:

Title:

RPM CANADA

By:

Name:

Title:

TREMCO ILLBRUCK COATINGS LIMITED

By:

Name:

Title:

RPM CANADA COMPANY

By:

Name:

Title:

[SIGNATURE PAGE TO LENDER
JOINDER AND ASSUMPTION AGREEMENT]

TREMCO ASIA PACIFIC PTY. LIMITED

By:

Name:

Title:

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS

SCHEDULE 1
OUTSTANDING TRANCHES

EXHIBIT 1.1(N)(1)
REVOLVING CREDIT NOTE

$	Pittsburgh, Pennsylvania January 5, 2011
     FOR VALUE RECEIVED, the undersigned, RPM INTERNATIONAL INC., a Delaware corporation, RPM LUX HOLDCO S.ÀR.L., a limited liability company formed under the laws of Luxembourg, RPOW UK LIMITED, a limited liability company formed under the laws of England and Wales, RPM EUROPE HOLDCO B.V., a private company with limited liability formed under the laws of The Netherlands, RPM CANADA, a general partnership registered under the laws of the Province of Ontario, TREMCO ILLBRUCK COATINGS LIMITED, a limited company formed under the laws of England and Wales, RPM CANADA COMPANY, an unlimited company formed under the laws of Nova Scotia, TREMCO ASIA PACIFIC PTY. LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (herein collectively called the “Borrowers”), hereby unconditionally promise to pay to the order of ___________________________ (the “Lender”), the lesser of (i) the principal sum of _______________________ Dollars (US$____________) (or the Dollar Equivalent of such amount in Optional Currencies as provided in the Credit Agreement), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitment] of the Credit Agreement, dated as of January 5, 2011 among the Borrowers and the other Borrowers hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent, (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Expiration Date or as otherwise provided in the Credit Agreement. This Revolving Credit Note is subject to all the terms and conditions of the Credit Agreement.
     The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum and as otherwise set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

     Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America in immediately available funds.
     This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Each Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Credit Agreement.
     This Revolving Credit Note shall bind the Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
     This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of Ohio without giving effect to its conflicts of law principles.
     All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.
     The liability of the Foreign Borrowers under this Note is subject to the provisions of Section 12.14 [Foreign Borrowers] of the Credit Agreement.
[SIGNATURE PAGES FOLLOW]

2

[SIGNATURE PAGE 1 OF 3 TO REVOLVING CREDIT NOTE]
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWERS:

RPM INTERNATIONAL INC.

By:

Name:

Title:

RPM LUX HOLDCO S.ÀR.L.

By:

Name:

Title:

RPOW UK LIMITED

By:

Name:

Title:

[SIGNATURE PAGE 2 OF 3 TO REVOLVING CREDIT NOTE]

RPM EUROPE HOLDCO B.V.

By:

Name:

Title:

RPM CANADA

By:

Name:

Title:

TREMCO ILLBRUCK COATINGS LIMITED

By:

Name:

Title:

RPM CANADA COMPANY

By:

Name:

Title:

[SIGNATURE PAGE 3 OF 3 TO REVOLVING CREDIT NOTE]

TREMCO ASIA PACIFIC PTY. LIMITED

By:

Name:

Title:

EXHIBIT 1.1(N)(2)
SWING LOAN NOTE

$35,000,000	Pittsburgh, Pennsylvania January 5, 2011
     FOR VALUE RECEIVED, the undersigned, RPM INTERNATIONAL INC., a Delaware corporation, RPM LUX HOLDCO S.ÀR.L., a limited liability company formed under the laws of Luxembourg, RPOW UK LIMITED, a limited liability company formed under the laws of England and Wales, RPM EUROPE HOLDCO B.V., a private company with limited liability formed under the laws of The Netherlands, RPM CANADA, a general partnership registered under the laws of the Province of Ontario, TREMCO ILLBRUCK COATINGS LIMITED, a limited company formed under the laws of England and Wales, RPM CANADA COMPANY, an unlimited company formed under the laws of Nova Scotia, TREMCO ASIA PACIFIC PTY. LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (herein collectively called the “Borrowers”), hereby unconditionally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Lender”), the lesser of (i) the principal sum of Thirty-Five Million Dollars (US$35,000,000), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrowers pursuant Section 2.1.4 [Swing Loan Commitment] to the Credit Agreement, dated as of January 5, 2011, among the Borrowers and the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto, and PNC Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Lender or (ii) the Expiration Date, or as otherwise provided in the Credit Agreement. This Swing Loan Note is subject to all the terms and conditions of the Credit Agreement. The aggregate amount of all Swing Loans is subject to compliance with the Swing Loan Sublimit.
     The Borrowers shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Swing Loan Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note at a rate per annum and as otherwise set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

     Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.
     This Swing Loan Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Each Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Loan Note and the Credit Agreement.
     Each Borrower acknowledges and agrees that the Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Swing Loan Note without prior notice to the Borrowers.
     This Swing Loan Note shall bind the Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
     This Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of Ohio without giving effect to its conflicts of law principles.
     All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Swing Loan Note.
     The liability of the Foreign Borrowers under this Note is subject to the provisions of Section 12.14 [Foreign Borrowers] of the Credit Agreement.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 3 TO SWING LOAN NOTE]
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWERS:

RPM INTERNATIONAL INC.

By:

Name:

Title:

RPM LUX HOLDCO S.ÀR.L.

By:

Name:

Title:

RPOW UK LIMITED

By:

Name:

Title:

[SIGNATURE PAGE 2 OF 3 TO SWING LOAN NOTE]

RPM EUROPE HOLDCO B.V.

By:

Name:

Title:

RPM CANADA

By:

Name:

Title:

TREMCO ILLBRUCK COATINGS LIMITED

By:

Name:

Title:

RPM CANADA COMPANY

By:

Name:

Title:

[SIGNATURE PAGE 3 OF 3 TO SWING LOAN NOTE]

TREMCO ASIA PACIFIC PTY. LIMITED

By:

Name:

Title:

EXHIBIT 2.4.1
LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center - P7-PFSC-05-W
500 First Avenue
Pittsburgh, Pennsylvania 15219
Telephone No.: (412) 762-4532
Telecopier No.: (412) 705-2006
Attention: Sharon Turner, PNC Agency Services

FROM:	RPM International Inc., a Delaware corporation (the “Company”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as of January 5, 2011, by and among the Company and the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).
Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.
A.	Pursuant to Section 2.4.1 [Revolving Credit Loan Requests] or Section 4.1.1 [Revolving Credit Interest Options, etc.], as the case may be, of the Credit Agreement, the Company irrevocably requests [check one line under 1 below, as applicable, and fill in blank space next to the line as appropriate].

1	A new Revolving Credit Loan, OR

Renewal of the Euro-Rate Option applicable to an outstanding _______________ Revolving Credit Loan originally made on __________ , 20__, OR

Conversion of the Base Rate Option applicable to an outstanding _______________ Revolving Credit Loan originally made on _________, 20__ to a Loan to which the Euro-Rate Option applies, OR

Conversion of the Euro-Rate Option applicable to an outstanding _______________ Revolving Credit Loan originally made on __________ __, 20__ to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check 2(a) or (b), below and fill in blank spaces in line next to line]:

2	(a)	Under the Base Rate Option. Such Loan shall have a Borrowing Date of __________, 20___ (which date shall be the same Business Day of receipt by the Administrative Agent by 12:00 p.m. eastern time of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies).

OR

	(b)	Under the Euro-Rate Option. Such Loan shall have a Borrowing Date of _____________, 20__ (which date shall be (i) three (3) Business Days (or four (4) Business Days, in the case of Loans denominated in Optional Currencies other than Canadian dollars and Euro) subsequent to the Business Day of receipt by the Administrative Agent by 12:00 p.m. eastern time of this Loan Request for making a new Revolving Credit Loan to which the Euro-Rate Option applies, renewing a Loan to which the Euro-Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the Euro-Rate Option applies).

[Check 3(a) or (b), below and fill in blank spaces in line next to line]:

3	(a)	Such Loan is in Dollars, in the principal amount of U.S. $_____________ or the principal amount to be renewed or converted is U.S. $_____________

OR

(b)	Such Loan is in the following Optional Currency, in the principal amount of _____________, or the principal amount of such Optional Currency to be renewed is ____________.

[for Loans under Section 2.4.1 not to be less than $5,000,000 and in increments of $1,000,000 for each Borrowing Tranche under the Euro-Rate Option and not less than $1,000,000 and increments of $500,000 for each Borrowing Tranche under the Base Rate Option.]

4		[Complete blank below if the Borrower is selecting the Euro-Rate Option]:

Such Loan shall have an Interest Period of one, two, three, or six Month(s): _____________________

2

5	The proceeds of the Loan shall be advanced:

To ☐ the Company for its benefit [check box if applicable]

OR to the following Borrower(s) for its/their benefit: [insert names if applicable] _____________________

OR, in compliance with the Credit Agreement, to the Company for the benefit of the following Borrower(s): _____________________ [insert names if applicable]
B	As of the date hereof and the date of making the above-requested Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or, [unless consented to by the Required Lenders,] Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to any Borrower, any other Loan Party, any Subsidiary of any Borrower or of any other Loan Party; the making of such Loan shall not cause Revolving Facility Usage to exceed the Revolving Credit Commitments.

C	Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

1	Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $______________________ OR
Optional Currency_______________

2	Funds to be wired per the following wire instructions:

_________________ [U.S. dollars OR Optional Currency] Amount of Wire Transfer
Bank Name: _____________________
ABA: __________________________
Account Number: _________________
Account Name: ___________________
Reference: _______________________

3	Funds to be wired per the attached Funds Flow (multiple wire transfers).

3

[SIGNATURE PAGE — LOAN REQUEST]
     The Company certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on ________________, 20__.

RPM INTERNATIONAL INC.

By:

Name:

Title:

EXHIBIT 2.4.2
SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center - P7-PFSC-05-W
500 First Avenue
Pittsburgh, Pennsylvania 15219
Telephone No.: (412) 762-4532
Telecopier No.: (412) 705-2006
Attention: Sharon Turner, PNC Agency Services

FROM:	RPM International Inc., a Delaware corporation (the “Company”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as of January 5, 2011, by and among the Company and the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).
     Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Agreement.
     Pursuant to Section 2.4.2 [Swing Loan Requests] of the Agreement, the Company hereby makes the following Swing Loan Request:

1.	Aggregate principal amount of such Swing Loan (may not be less than $500,000, with minimum increments thereafter of $250,000)	U.S. $

2.	Proposed Borrowing Date (which date shall be on or after the date on which the Administrative Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 12:00 noon eastern time on the Borrowing Date)

3.	As of the date hereof and the date of making the above-requested Swing Loan (and after giving effect thereto): the Loan Parties and the other Guarantors have performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or [unless consented to by the Required Lenders] Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to the Borrower, any other Loan Party, any Subsidiary of the Borrower or of any other Loan Party or any other Guarantor or any Lender; the making of such Loan shall not exceed the Swing Loan Commitment or cause (i) the Revolving Facility Usage to exceed the Revolving Credit Commitments or (ii) the amount of outstanding Swing Loans to exceed the Swing Loan Sublimit.

4.	Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

A	Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $______________.

B	Funds to be wired per the following wire instructions:

U.S. $ _______________
          _________________ Amount of Wire Transfer
Bank Name: _____________________
ABA: __________________________
Account Number: _________________
Account Name: ___________________
Reference: _______________________

C	Funds to be wired per the attached Funds Flow (multiple wire transfers).

5.	The proceeds of the Swing Loan shall be advanced:

To ☐ the Company for its benefit [check box if applicable]

OR to the following Borrower(s) for its/their benefit: [insert names if applicable] _____________________
OR, in compliance with the Credit Agreement, to the Company for the benefit of the following Borrower(s): _____________________ [insert names if applicable]
[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE — SWING LOAN REQUEST]
     The Company certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on ________________, 20__.

RPM INTERNATIONAL INC.

By:

Name:

Title:

EXHIBIT 8.3.3
QUARTERLY COMPLIANCE CERTIFICATE
          This certificate is delivered pursuant to Section 8.3.3 of that certain Credit Agreement dated as of January 5, 2011 (the “Credit Agreement”) by and among RPM INTERNATIONAL INC., a Delaware corporation (the “Company”), the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), and PNC Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
          The undersigned officer, ______________________, the ___________ [Chief executive officer, president, chief financial officer, chief operating officer, treasurer or assistant treasurer] of the Company, in such capacity does hereby certify on behalf of the Company and other Borrowers as of the quarter/year ended _________________, 20___ (the “Report Date”), as follows:1
(1)	Maximum Leverage Ratio (Section 8.2.8). As of the Report Date, the consolidated Indebtedness of the Company and its Consolidated Subsidiaries may not exceed 60% of the sum of (i) such consolidated Indebtedness, and (ii) consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries (the “Leverage Ratio”). The Leverage Ratio is ____________% [insert from 1(D), below].
          The calculations for the Leverage Ratio (with dollar amounts in thousands) are as follows:

(A)	consolidated Indebtedness of the Company and its Consolidated Subsidiaries, as of the Report Date, calculated as follows (without duplication):		—

	(i)	indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable incurred in the ordinary course of business	$_____________

	(ii)	obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of the Company and its Consolidated Subsidiaries (whether or not such obligations are contingent)	$_____________

[1]	See Credit Agreement for full provisions relating to all financial covenants.

	(iii)	Capital Lease Obligations	$_____________

	(iv)	obligations of the Company and its Consolidated Subsidiaries to redeem or otherwise retire shares of capital stock of such Person	$_____________

	(v)	indebtedness of others of the type described in clauses (1)(A)(i), (ii), (iii) or (iv), above, secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person	$_____________

	(vi)	Guaranties of such Person of indebtedness of others of the type described in clauses (1)(A) (i), (ii), (iii) or (iv), above	$_____________

	(vii)	the sum of Items 1(A)(i) through 1(A)(vi) equals the consolidated Indebtedness of the Company and its Consolidated Subsidiaries	$_____________

(B)	consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, as calculated on the last day of the fiscal quarter ended (provided that for purposes of calculating consolidated shareholders’ equity, non-cash charges related to the writedown or impairment of goodwill or other intangibles shall be included in such calculation)		$_____________

(C)	the sum of Items (1)(A)(vii) and (1)(B)		$_____________

(D)	Item (1)(A)(vii) divided by Item 1(C) equals the Leverage Ratio		_______%
(2)	Minimum Interest Coverage Ratio (Section 8.2.9). As of the Report Date, the ratio of EBITDA to Interest Expense, calculated as of the end of each fiscal quarter ending after the Closing Date for the four fiscal quarters then most recently ended, is _________________ [insert ratio from Item (2)(C) below] (“Interest Coverage Ratio”), which ratio is greater than or equal to 3.50 to 1.00.

The calculations for the Interest Coverage Ratio (with dollar amounts in thousands) are as follows:

(A)	EBITDA for the Company and its Consolidated Subsidiaries is calculated as follows:	—

(i)	net income of the Company and its Consolidated Subsidiaries for such period		$_____________

	A.	provision for income taxes	$_____________

	B.	Interest Expense	$_____________

	C.	extraordinary items	$_____________

	D.	non-recurring gains or losses in connection with asset dispositions	$_____________

	E.	income attributable to equity in affiliates,	$_____________

	F.	amounts attributable to depreciation and amortization	$_____________

	G.	non-cash charges associated with asbestos liabilities	$_____________

(ii)	all non-cash charges related to the writedown or impairment of goodwill and other intangibles for such period		$_____________

(iii)	non-cash charges related to or resulting from the bankruptcy filing of any Excluded Subsidiary for such period		$_____________

(iv)	non-recurring expenses related to the acquisition of all or substantially all of the assets or capital stock (including by merger or amalgamation) of another Person (or, in the case of assets, of a business unit of a Person), not to exceed $10,000,000 in the aggregate for such period of four consecutive fiscal quarters		$_____________

(v)	non-cash charges in addition to those provided for in clauses (ii) and (iii) above, up to an aggregate amount of not more than $25,000,000 incurred in such period		$_____________

(vi)	the sum of Items 2(A)(i) through 2(A)(v)		$_____________

	(vii)	cash payments made by the Company or any of its Consolidated Subsidiaries in respect of asbestos liabilities, for those payments which have not already been expensed in cash in the ordinary course of business (which liabilities include, without limitation, defense costs and indemnification liabilities incurred in connection with asbestos liabilities) during such period	$_____________

	(viii)	non-cash gains for such period	$_____________

	(ix)	the sum of Items 2(A)(vii) and 2(A)(viii)	$_____________

	(x)	the sum of Item 2(A)(vi) minus Item 2(A)(ix) equals EBITDA	$_____________

(B)	Interest Expense calculated as the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Consolidated Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense and any non-cash interest expense associated with accretive type debt instruments (from Item 2(A)(i)(B) above)		$_____________

(C)	Item (2)(A)(x) divided by Item 2(B) equals the Interest Coverage Ratio		_____ to 1.00
(3)	Representations, Warranties and Covenants. All representations and warranties of the Loan Parties under Article 6, other than the representation and warranty in Section 6.1.8(d), are true and correct in all respects (in the case of any representation or warranty containing a materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualifications) (except representations and warranties which expressly relate to an earlier date or time, which representations or warranties are true and correct on and as of the specific dates or times referred to therein).

(4)	Event of Default or Potential Default. No Event of Default or Potential Default exists as of the date hereof.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE — QUARTERLY COMPLIANCE CERTIFICATE
     IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of ______, 20___.

COMPANY (ON BEHALF OF BORROWERS):

RPM INTERNATIONAL INC., a Delaware corporation

By:

Name:

Title: